UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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ATP Oil & Gas Corporation

(Name of Registrant as Specified in Its Charter)

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Notice of Annual Meeting

Of Shareholders and

Proxy Statement

June 5, 2009

At the offices of

ATP Oil & Gas Corporation

4600 Post Oak Place, Suite 203

Houston, Texas 77027

ATP Oil & Gas Corporation

4600 Post Oak Place, Suite 200

Houston, Texas 77027

Notice of Annual Meeting of Shareholders

To Be Held June 5, 2009

Dear Shareholder:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders (the “Annual Meeting”) of ATP Oil & Gas Corporation, a Texas corporation (“ATP”), which will be held on June 5, 2009 at 10:30 a.m., Central Time, at the offices of ATP, 4600 Post Oak Place, Suite 203, Houston, Texas 77027. The Annual Meeting will be held for the following purposes:

1.	To elect three directors to serve until the 2012 Annual Meeting of Shareholders.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of ATP for the fiscal year ending December 31, 2009.

3.	To approve ATP’s 2009 Stock Plan.

4.	To transact any other business as may properly come before such meeting or any adjournment(s) or postponement(s) thereof.

The close of business on April 9, 2009 has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. If you were a shareholder at the close of business on April 9, 2009, you are entitled to vote at the meeting.

Whether or not you plan to attend the Annual Meeting, we ask that you sign and return the enclosed proxy as promptly as possible to ensure that your shares will be represented. A self-addressed envelope has been enclosed for your convenience. If you attend the meeting, you may withdraw any previously given proxy and vote your shares in person.

The attached proxy statement and proxy card, and our annual report on Form 10-K for the year ended December 31, 2008, are available on the company’s website, www.atpog.com. From the homepage, link through the “Investor Info” page to the “Proxy Materials” page. Directions to attend the meeting and vote in person are also available on our website, www.atpog.com. From the homepage, link to the “Contact ATP” page, where you will find a link to a map to our Houston office.

By Order of the Board of Directors,

ISABEL M. PLUME

Corporate Secretary

April 28, 2009

ATP Oil & Gas Corporation

4600 Post Oak Place, Suite 200

Houston, Texas 77027

(713) 622-3311

Proxy Statement

For

Annual Meeting of Shareholders

To Be Held June 5, 2009

Solicitation and Revocability of Proxies

The enclosed proxy is solicited by and on behalf of the Board of Directors (the “Board”) of ATP Oil & Gas Corporation, a Texas corporation (“ATP”), for use at the 2009 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on June 5, 2009 at 10:30 a.m., Central Time, at the offices of ATP, 4600 Post Oak Place, Suite 203, Houston, Texas 77027, or at any adjournment(s) or postponement(s) thereof. The solicitation of proxies by the Board will be conducted primarily by mail. ATP has retained American Stock Transfer & Trust Company (“AST”) to assist in the solicitation of proxies in connection with the Annual Meeting, as part of AST’s services as ATP’s transfer agent. ATP pays $2,100 per month for AST’s services, plus out-of-pocket expenses for the proxy mailing, which is expected to be approximately $43,000. In addition, officers, directors and employees of ATP may solicit proxies personally or by telephone, email or other forms of wire or facsimile communication. ATP will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of common stock (the “Common Stock”) of ATP. ATP will bear the costs of the solicitation. This proxy statement and the enclosed proxy card were first mailed to shareholders of ATP on or about April 28, 2009.

If your shares are registered directly in your name with American Stock Transfer & Trust Company, ATP’s transfer agent, you are considered a shareholder of record. As a shareholder of record at the close of business on April 9, 2009 (the record date), you can vote in person at the Annual Meeting or you can provide a proxy to be voted at the meeting by signing and returning the enclosed proxy card. If you submit a proxy card, your shares will be voted as you direct. If you submit a proxy card without giving specific voting instructions, those shares will be voted as recommended by the Board. If your shares are held in a stock brokerage account or other nominee, you are considered the beneficial owner of those shares, and your shares are held in “street name.” If you hold your shares in “street name,” you will receive instructions from your broker or other nominee describing how to vote your shares. If you do not instruct your broker or nominee how to vote such shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the NASDAQ Stock Market, Inc. (“NASDAQ”).

You may revoke the enclosed proxy card, even though executed and returned, at any time prior to the voting of the proxy by (a) execution and submission of a revised proxy, (b) written notice to the Corporate Secretary of ATP, or (c) voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Annual Meeting.

At the close of business on April 9, 2009, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, there were outstanding 36,017,614 shares of Common Stock (including restricted shares), each share of which is entitled to one vote. Common Stock is the only class of outstanding securities of ATP entitled to notice of and to vote at the Annual Meeting.

ATP’s annual report to shareholders for the year ended December 31, 2008, including financial statements, is being mailed with this proxy statement to all shareholders entitled to vote at the Annual Meeting. The annual report does not constitute a part of this proxy soliciting material.

Item 1 on Proxy Card: Election of Directors

ATP’s bylaws provide for a classified Board, divided into Classes I, II and III. The terms of office are staggered three-year terms, which are currently scheduled to expire on the dates of ATP’s Annual Meetings of Shareholders in 2009 (Class III), in 2010 (Class I), and in 2011 (Class II). At the 2009 Annual Meeting of Shareholders, three nominees are to be elected to Class III for a three-year term expiring at ATP’s Annual Meeting of Shareholders in 2012. The Board’s nominees for the three Class III Directors to be elected at the 2009 Annual Meeting are the incumbent directors Mr. Burt A. Adams, Director of ATP since 2006, Mr. Arthur H. Dilly, Director of ATP since 2001, and Lady Barbara Judge, Director of ATP since February 2009.

A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director at the Annual Meeting. Accordingly, abstentions and broker non-votes would have no effect on the election of directors assuming a quorum is present or represented by proxy at the Annual Meeting. Shareholders may not cumulate their votes in the election of directors.

Unless otherwise instructed or unless authority to vote is withheld, your signed and returned proxy card will be voted FOR the election of the nominees listed below. Although the Board does not contemplate that any of the nominees will be unwilling or unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board.

The Board recommends voting “For” the election of each of the director nominees.

The following table sets forth information regarding the names, ages and principal occupations of the nominees and other directors, directorships in other companies held by them and the length of continuous service as a director of ATP.

Nominees for Election at the Annual Meeting

Class III Director Nominees	Principal Occupation and Directorships	Director Since	Age
Burt A. Adams	President and Chief Executive Officer of OGRS, LLC; Past Chairman, Offshore Energy Center, Ocean Star Museum, Galveston, Texas; Board member, National Ocean Industries Association (NOIA); Board of Advisors, Tulane University School of Science and Engineering.	2006	47

Arthur H. Dilly	Executive Secretary Emeritus, Board of Regents of the University of Texas System; Chairman Emeritus and Board member, Austin Geriatrics Center.	2001	79

Lady Barbara Judge	Chairman of the U.K. Atomic Energy Authority; Former Commissioner of the U.S. Securities and Exchange Commission; Former Deputy Chairman U.K. Financial Reporting Council.	2009	62

Continuing Directors

Class I Directors	Principal Occupation and Directorships	Director Since	Age
T. Paul Bulmahn	Chief Executive Officer and Chairman of ATP.	1991	65

Robert J. Karow	Former President of IPE International and Manager, Oleoducto de Crudos Pesados Ecuador; Lt. Col. USMCR (Ret.).	2006	63

Gerard J. Swonke	Law Offices of Gerard J. Swonke.	1996	64

Class II Directors	Principal Occupation and Directorships	Director Since	Age
Chris A. Brisack	Federal Immigration Judge since May, 2005; Formerly Of Counsel to the law firm of Rodriguez, Colvin, Chaney & Saenz, LLP and a partner with the law firm of Norquest & Brisack, LLP.	2002	50

George R. Edwards	Formerly Of Counsel to the law firm Kissner & Sandvig P.C. from 1970 to 2004; Board Certified in Oil, Gas & Mineral Law.	2006	83

Walter Wendlandt	Former Director, Railroad Commission of Texas (18 years); Sole practitioner, Attorney at Law.	2001	79

Each of the nominees and directors named above has been engaged in the principal occupation set forth above opposite his or her name for the past five years, except as set forth in the following biographies:

Burt A. Adams (BS—Civil Engineering, MBA) has served as a Director since 2006. Mr. Adams is the President and Chief Executive Officer of OGRS, LLC, an oilfield service company located in Morgan City, Louisiana. From December 2006 through February 2008, he was President and Chief Operating Officer of Allis-Chalmers Energy Inc., which in December 2006 acquired his previous employer, Oil & Gas Rental Services, Inc., a rental equipment supplier to the oil and gas industry, and he was Vice-Chairman of the Board of Allis-Chalmers from December 2006 through April 2008. He additionally serves as Past Chairman of the Offshore Energy Center, Ocean Star Museum, Galveston, Texas, on the Board and as Chairman of the Government Affairs Committee of the National Ocean Industries Association, Washington DC, and on the Board of Advisors of Tulane University School of Science and Engineering, New Orleans, Louisiana. Mr. Adams obtained a BS in Civil Engineering at Tulane University in 1983 and upon obtaining his Masters degree in Business Administration at Harvard University in 1988, Mr. Adams began working for Hydril Company in Houston, Texas. In 1996, he assumed the presidency of Oil & Gas Rental Services, Inc. He is an active member of the Society of Petroleum Engineers, American Petroleum Institute, and the American Association of Drilling Engineers.

Arthur H. Dilly (BA with honors, MA) has served as a Director since 2001. From 1981 to 1998, Mr. Dilly served as Executive Secretary of the Board of Regents of the University of Texas System. He currently serves as Chairman Emeritus and Board member of Austin Geriatrics Center, Inc., a nonprofit corporation providing housing and support services for the low-income elderly. He has served as Vice Chairman of the Board of Directors of the Shivers Cancer Foundation, a nonprofit organization providing patient support services and education, since 1998. From 1978 to 1981, he was Executive Director for Development, The University of Texas System.

Lady Barbara Judge (BA, JD Cum Laude) has served as a Director since February 2009. She is currently the Chairman of the United Kingdom Atomic Energy Authority, a position she has held since 2004, and she is the former Chairman of the Audit Committee of that organization. Lady Judge served as a Commissioner of the U.S. Securities and Exchange Commission in Washington D.C. from 1980 to 1983. She was the youngest person ever appointed by the President and the second woman to hold the position. From 2004 to 2007, Lady Judge was the Deputy Chairman of the United Kingdom Financial Reporting Council in London. From 2002 through 2004, she was on the Board of Directors of the Energy Group of the United Kingdom’s Department of Trade and Industry in London. She received her B.A. from the University of Pennsylvania and her J.D. Cum Laude from New York University Law School. Prior to her appointment to the U.S. Securities and Exchange Commission, she was a lawyer for 10 years and became a partner at Kaye, Scholer, Fierman, Hays & Handler, Esqs. in New York City. In the mid-’80s she served as a Regional Director in Hong Kong at Samuel Montagu & Co. Ltd and was the first woman appointed as a board director of that London merchant bank.

T. Paul Bulmahn (BA, JD, MBA) has served as ATP’s Chairman and Chief Executive Officer since May 2008 and before that as Chairman and President since he founded ATP in 1991. He presently serves as a Director on the Board of Valparaiso University, his alma mater, with membership on its Public Relations Committee, and served for three years on the Business Advisory Board of Texas State University, also an alma mater, which named him Distinguished Alumnus in 2000. In November 2008, Mr. Bulmahn was honored with the Rhodes Award by the American Society of Mechanical Engineers—International Petroleum Technology Institute for his leadership in the petroleum industry. Mr. Bulmahn was selected Entrepreneur of The Year 2000 in Energy & Energy Services by Ernst & Young LLP. In 1991, he was elected Chairman, Houston Bar Association Oil, Gas and Mineral Law Section, and in 1992 he was elected to serve for a three-year term on the Oil & Gas Council of the State Bar of Texas. From 1988 to 1991, Mr. Bulmahn served as President and Director of Harbert Oil & Gas Corporation. From 1984 to 1988, Mr. Bulmahn served as Vice President, General Counsel of Plumb Oil Company. From 1978 to 1984, Mr. Bulmahn served as counsel for Tenneco’s interstate gas pipelines and as regulatory counsel in Washington, D.C. From 1973 to 1978, Mr. Bulmahn served the Railroad Commission of Texas, the Public Utility Commission and the Interstate Commerce Commission as an administrative law judge. He has chaired various oil and gas industry seminars, including “Marginal Offshore Field Development” in 1996 and the “Upstream Oil and Gas E-Business Conference” in 2000, and has been a faculty lecturer in natural gas regulations. In February 2005, Mr. Bulmahn was the keynote speaker at the Energy Forum in Houston, Texas and in October 2008 he was the keynote speaker at the Hart Energy Recruiting and Retention Conference also in Houston, Texas.

Robert J. Karow (BS, JD) has served as a Director since 2006. He is the former President of IPE International, a South American pipeline engineering firm involved in the recapitalization of the petroleum industry in Bolivia and the design and construction management of the Cuiaba Pipeline (1998 to 2000). From 2001 to 2005 he was a Manager of Oleoducto de Crudos Pesados Ecuador, the company responsible for the construction and operation of a heavy oil pipeline extending from the Amazon Basin across the Andes Mountains to the Pacific coast of Ecuador. Prior to moving to Ecuador, Mr. Karow was Project Development Consultant for ENEL Power in South America, assisting in the development of gas transmission systems, and earlier evaluated port locations and facilities in the United States for LPG delivery. He was Corporate Counsel for Tenneco from 1980 to 1989 and Contract Specialist for ARAMCO Services Corporation from 1978 to 1980. Mr. Karow was a helicopter pilot in Vietnam, served for many years in the Marine Corps Reserves, and retired from the U.S. Marines in 2005 with the rank of Lieutenant Colonel.

Gerard J. Swonke (BA—Economics, JD) has served as a Director since 1996. He is currently with the Law Offices of Gerard J. Swonke. From 2001 to March 2007, he was Of Counsel to the law firm of McConn & Williams, L.L.P. (now the McConn Law Firm). Between 1985 and 2001, he was Of Counsel to the law firm of Greenberg, Peden, Siegmeyer & Oshman, P.C. With all three firms, he engaged in representing domestic and international oil and gas clients in contract drafting and negotiations, in countries such as Indonesia and various countries in and around Africa and the North Sea. From 1975 to 1985, he was Counsel for Aminoil, Inc. with responsibility for onshore and offshore matters. From 1971 to 1974, when he received his law degree, he served as Controller for Automated Systems Corporation with responsibility for corporate accounting and preparation of financial statements and corporate tax returns.

Chris A. Brisack (BS cum laude, JD) served as a Director of ATP from 1991 until 1995, was re-elected to the Board of Directors in 2002 and has continued to serve as a Director since that time. Additionally, he has served as a Director of ATP Energy, Inc. since its creation in May, 1995. Mr. Brisack is an Immigration Judge serving in Houston, Texas since May of 2005. Prior to this, he was Of Counsel to the law firm of Rodriguez, Colvin, Chaney & Saenz, LLP, and was a partner in the law firm of Norquest & Brisack, LLP from 1995 through 2004. In 2000 he was appointed by then Governor George W. Bush and served on the Texas State Library & Archives Commission until March 2006. For seven years, he was Chairman of Special Olympics (Rio Grande Valley) and for two years he chaired Leadership Edinburg. He was elected three times as Chairman of the Hidalgo County Republican Party. After finishing law school, he served as law clerk to United States District Court Judge Ricardo Hinojosa in the Southern District of Texas. Former Governor Bush twice named Mr. Brisack to the Honorary Inaugural Committee.

George R. Edwards (JD) has served as a Director since 2006. From 1970 to 2004, Mr. Edwards was Of Counsel to the law firm of Kissner & Sandvig P.C. and he is Board Certified in Oil, Gas & Mineral Law. From 1975 to 1980, he served as Director of the Brazosport Bank of Texas; from 1963 to 1965, Mr. Edwards was a Director of the Texas Reserve Life Insurance Company. After completing his law degree at Baylor University he was a sole practitioner until 1968. Employed by Columbia Financial from 1968 to 1970, he was active in venture capital and real estate financing. He is licensed to practice before the U.S. Supreme Court and U.S. Tax Court, is a past director of the College of the State Bar of Texas, served in the U.S. Air Force attaining the rank of Captain, and is a commercial multi-engine instrument-rated pilot.

Walter Wendlandt (BS—Mechanical Engineering, JD) has served as a Director since 2001. He was Director, Railroad Commission of Texas for a total of eighteen years during the period from 1961 to 1985. Mr. Wendlandt has been a sole practitioner of law since 1985. He served as a Trustee of the Augustana Annuity Trust from 1964 to 1992, a Director of the Georgetown Railroad from 1979 to 1982, and Director of Lamar Savings Association in 1989. He additionally has served as President, National Conference of State Transportation Specialists; Chairman, State Bar Committee on Public Utilities Law; and was a member for six years of the Technical Pipeline Safety Standards Committee of the U.S. Department of Transportation.

Item 2 on Proxy Card: Ratification of Appointment of Independent Auditors

The Audit Committee of the Board has appointed the firm of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as independent auditors of ATP for the fiscal year ending December 31, 2009, and the Board recommends that the shareholders ratify such appointment. Deloitte & Touche LLP (“Deloitte”) was ATP’s independent auditor from 2004 through December 31, 2007. Information regarding this change of auditors is set forth on page 6 of this proxy statement.

Ratification of the appointment of independent auditors requires the affirmative vote of a majority of the votes entitled to be cast by holders of shares of Common Stock who are represented in person or by proxy at the Annual Meeting. Accordingly, an abstention or a broker non-vote would have the same legal effect as a vote against this proposal.

Unless otherwise instructed or unless authority to vote is withheld, your signed and returned proxy card will be voted FOR the ratification of the appointment of PricewaterhouseCoopers as independent auditors.

If the appointment is not ratified, the Audit Committee will consider the appointment of other independent auditors. The Audit Committee may terminate the appointment of PricewaterhouseCoopers as ATP’s independent auditors without shareholder approval whenever the Audit Committee deems such termination necessary or appropriate. A representative of PricewaterhouseCoopers is expected to attend the Annual Meeting and will have the opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

The Board recommends a vote “For” the ratification of the appointment of PricewaterhouseCoopers as ATP’s independent auditors.

The Audit Committee is responsible for pre-approving all fees for audit services and permitted non-audit services, including tax services, to be performed by ATP’s independent auditors. The Audit Committee pre-approved all fees in 2008 and 2007. Additionally, the Audit Committee considered the non-audit services provided by PricewaterhouseCoopers and Deloitte during 2008 and 2007, respectively, and determined that the services provided were compatible with maintaining PricewaterhouseCoopers’ and Deloitte’s independence. PricewaterhouseCoopers’ fees for the fiscal year ended December 31, 2008, and Deloitte’s fees for the fiscal year ended December 31, 2007, were as set forth below.

Category of Fees	2008 (PwC)	2007 (Deloitte)
Audit Fees	$1,363,797	$1,740,000
Audit-Related Fees	153,911	231,640
Tax Fees	98,157	62,500
All Other Fees	0	20,495

Totals	$1,615,865	$2,054,635

Audit Fees.    Audit fees include fees for audit or review services in accordance with the standards of the Public Company Accounting Oversight Board (United States) plus fees for statutory audits, attest services, consents, and assistance with and review of documents filed with the Securities and Exchange Commission. Such fees for the fiscal years ended December 31, 2008 and December 31, 2007 were $1,363,797 and $1,740,000, respectively.

Audit-Related Fees.    In fiscal year 2008, audit-related fees for consulting on accounting matters were $153,911. In fiscal year 2007, audit-related fees for work performed in connection with ATP’s issuance of securities were $231,640.

Tax Fees.    Tax fees for the fiscal years ended December 31, 2008 and December 31, 2007 were $98,157 and $62,500, respectively. Tax fees include professional services provided for tax compliance (including filing state and federal tax returns), tax advice and tax planning, and do not include fees for services rendered in connection with the audit.

All Other Fees.    There were no other PricewaterhouseCoopers fees for the fiscal year ended December 31, 2008. For the fiscal year ended December 31, 2007, other fees paid to Deloitte totaled $20,495, and related to access to a proprietary database containing oil and gas operational information for the North Sea.

Information Regarding Change of Independent Auditors

The Audit Committee annually considers and appoints ATP’s independent auditors. In 2008, ATP solicited competitive bids from independent accountants to audit the company’s financial statements. As a result of this competitive bid process, on April 7, 2008, the Audit Committee dismissed Deloitte as ATP’s independent auditors upon completion of services for the fiscal year ending December 31, 2007. Deloitte served as ATP’s independent auditor from 2004 through December 31, 2007. On April 7, 2008, the Audit Committee appointed PricewaterhouseCoopers to serve as ATP’s independent auditors for the fiscal year ending December 31, 2008. The appointment of PricewaterhouseCoopers as ATP’s independent auditor was ratified by ATP’s shareholders at the 2008 Annual Meeting.

Deloitte’s audit report on ATP’s consolidated financial statements as of and for the years ended December 31, 2007 and 2006 do not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except for Deloitte’s 2007 report on the audit of the company’s internal control over financial reporting, which because of the effects of a material weakness in the company’s internal control over financial reporting, stated the company did not maintain an effective internal control over financial reporting as of December 31, 2007.

During fiscal years 2006 and 2007 and continuing through April 7, 2008, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Deloitte’s satisfaction, would have caused it to make reference to the subject matter in connection with its report on ATP’s consolidated financial statements for such years, and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K of the rules and regulations of the Securities and Exchange Commission (the “SEC”). ATP did not consult PricewaterhouseCoopers with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on ATP’s consolidated financial statements.

Item 3 on Proxy Card: Approval of the 2009 Stock Plan

Introduction

The Board believes that ATP’s stock incentive program is an integral part of the company’s approach to long-term incentive compensation, focused on shareholder return, and its continuing efforts to align shareholder and employee interests. Growth in shareholder value depends on, among other things, ATP’s continued ability to attract and retain directors, employees and consultants in a competitive workplace market, with the experience and capacity to perform at the highest levels. The grant of equity-based compensation to such individuals is a vital factor in attracting and retaining effective and capable personnel who contribute to the growth and success of ATP and in establishing a direct link between the financial interests of such individuals and of ATP’s shareholders.

The Board and the shareholders approved the 2000 Stock Plan in 2000. Awards available under the 2000 Stock Plan are incentive stock options that meet the requirements of Section 422 of the United States Internal Revenue Code of 1986, as amended (the “Code”), nonqualified stock options and restricted share awards. The 2000 Stock Plan authorizes the issuance of up to 4,000,000 shares of stock pursuant to awards of stock options and restricted shares to employees, consultants, or directors on or before February 5, 2011, the expiration date of the 2000 Stock Plan. As of the record date for the 2009 Annual Meeting, there were 548,726 shares available for grants under the 2000 Stock Plan.

The Board believes that to ensure its vitality, ATP’s stock incentive program should be reviewed periodically to determine whether it remains a viable source of incentive compensation both in terms of the number of shares of stock available for awards and, in general, in terms of its design. In view of the limited number of shares remaining under the 2000 Stock Plan available to provide such incentives and the expiration of that plan in February of 2011, the Compensation Committee, which consists entirely of independent directors, has recommended that the Board adopt the 2009 Stock Plan, a copy of which appears as Appendix A to this proxy statement. Shareholder approval of the 2009 Stock Plan is desired, among other reasons, to ensure the tax deductibility by ATP of awards under the 2009 Stock Plan for purposes of Section 162(m) of the Code, to meet the listing requirements of NASDAQ, and to ensure the availability of a continued source of incentive compensation.

Based on the Compensation Committee’s recommendation and the Board’s continued desire to attract and retain effective and capable personnel who contribute to the growth and success of ATP and whose interests are aligned with those of ATP’s shareholders, on February 24, 2009, the Board approved and recommends that the shareholders approve the 2009 Stock Plan, which authorizes the issuance of up to 6,000,000 shares of ATP Common Stock for grants of equity-based compensation as described below.

Principal Provisions of ATP 2009 Stock Plan

As with the 2000 Stock Plan, the purpose of the 2009 Stock Plan is to attract and retain all of ATP’s employees, directors and consultants who are and will be contributing to the success of the business, to motivate and reward employees, directors and consultants who have made significant contributions, to encourage them to continue to give their best efforts to ATP’s future success, to provide incentive and reward opportunities designed to enhance the profitable growth of ATP and such individuals’ personal concern for such growth. The following summary of the 2009 Stock Plan is qualified in its entirety by reference to the 2009 Stock Plan, a copy of which is attached to this proxy statement as Appendix A.

The 2009 Stock Plan is substantially identical in design to the 2000 Stock Plan, except for the following key changes:

(i)	Additional Forms of Awards: The 2009 Stock Plan authorizes the grant of restricted stock bonus awards and performance share bonus awards.

(ii)	Administrative Changes: The 2009 Stock Plan allows for repricing of options and other adjustments to other types of awards without shareholder approval. The 2009 Stock Plan also includes the concept of continuous service affecting awards. Any person who is an employee, director or consultant can change status from one to another of the three and outstanding awards under the plan will not be affected as long as the person is in continuous service to ATP, except as required by law. The 2009 Stock Plan also clarifies that it is administered by the Compensation Committee of the Board, which is comprised of solely independent directors, and that such committee may delegate its power to make awards and determine the terms of those awards to ATP’s Chief Executive Officer for all awards to ATP’s officers and employees, other than officers subject to Section 16(a) of the Securities Exchange Act of 1934.

Administration & Shares Reserved for Issuance

The 2009 Stock Plan will be administered by the Compensation Committee, which consists entirely of independent directors. Awards available for grant under the 2009 Stock Plan are as described in the section below titled “Type of Awards.” Participants in the 2009 Stock Plan are all employees of ATP and its subsidiaries, all directors of ATP and consultants to ATP, as the Compensation Committee may designate (“Participants”). Subject to adjustment based on recapitalizations and other similar financial events, the maximum number of shares of stock for which awards may be granted under the 2009 Stock Plan to any single individual in any calendar year will not exceed 50% of the aggregate number of shares that may be issued under the plan. All awards granted under the 2009 Stock Plan will be evidenced by agreements in a form designated by the Compensation Committee, and subject to the terms and conditions of the 2009 Stock Plan.

As stated above, 6,000,000 shares are reserved for issuance and available for awards under the 2009 Stock Plan. In general, all awards under the 2009 Stock Plan will be counted against this reserve on a one-for-one basis. Shares of Common Stock underlying awards under the 2009 Stock Plan that expire or are forfeited or terminated for any reason (as a result, for example, of the lapse of an option or a forfeiture of restricted shares), as well as any shares underlying an award that is settled in cash rather than stock, will be available for future grants under the 2009 Stock Plan. However, shares of stock that are withheld in payment or satisfaction of the exercise price of a stock option or for tax withholding obligations with respect to an award, will no longer be available for future grants under the 2009 Stock Plan. Likewise, the full number of shares with respect to which a stock appreciation right is granted will count against the pool of shares available for future grants. Shares to be issued or purchased under the 2009 Stock Plan will be authorized but unissued shares of ATP Common Stock or shares of Common Stock reacquired by ATP, including shares purchased in the open market.

Type of Awards

The 2009 Stock Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted shares, restricted stock bonus awards and performance share bonus awards.

Stock Options.    Participants receiving options (“optionees”) have the right to purchase a specified number of shares of stock at a specified exercise price, subject to the terms and conditions established by the Compensation Committee and specified in an agreement memorializing the grant. The price at which a share of Common Stock may be purchased upon exercise of an option granted under the plan will be determined by the

Compensation Committee, but (a) in the case of an incentive stock option, such purchase price will not be less than the fair market value of a share of Common Stock on the date such option is granted, and (b) in the case of an option that does not constitute an incentive stock option, such purchase price will not be less than 50% of the fair market value of a share of Common Stock on the date such option is granted. Fair market value on a given day is defined as the mean of the high and low sales prices on that day (the “Fair Market Value”). The Compensation Committee may grant to a Participant options that qualify as incentive stock options, nonqualified stock options or a combination of incentive and nonqualified stock options, and may grant to a Participant the right to receive ‘Stock Appreciation Rights’ (as further described below) upon surrender of the right to purchase Common Stock under an option grant.

Stock options must be exercised within a period fixed by the Compensation Committee. The optionee must pay the exercise price for shares to be purchased in full at the time of exercise in cash or, in whole or in part, by tendering (either actually or by attestation) shares of ATP Common Stock. Upon approval, options may be exercised in the form of a “cashless exercise” through a broker based on the broker’s agreement to deliver sufficient funds to pay the applicable exercise price and tax withholding, if any.

Stock Appreciation Rights.    If authorized by the agreement memorializing an award of stock options, a Participant may receive, upon surrender of his or her right to purchase Common Stock under the stock option, a payment (in cash or shares of Common Stock, or a combination thereof) equal to (i) the excess of the Fair Market Value of the shares with respect to which the right to purchase was surrendered over the option exercise price of such shares, times (ii) the number of shares of Common Stock with respect to which the right to purchase was surrendered. All of the other terms and conditions of the stock appreciation right are established by the Compensation Committee and specified in an agreement memorializing the grant. Stock appreciation rights must be exercised within a period fixed by the Compensation Committee.

Restricted Shares.    Restricted share awards entitle Participants to acquire shares of ATP Common Stock, subject to forfeiture by the recipient if the conditions specified in the applicable award agreement are not satisfied prior to the end of the applicable restriction period established for the award. Each restricted share will be granted pursuant to an agreement that will specify the terms pursuant to which ATP’s right of forfeiture will lapse. These terms may be based on performance standards, periods of service, or other criteria, as the Compensation Committee may establish.

The Compensation Committee may determine, at the time of grant that a restricted share award will vest solely upon achievement of specified performance criteria designed to qualify as “performance-based” compensation in accordance with Section 162(m) of the Code. Performance targets may include specified levels of one or more of the following (in absolute terms or relative to one or more other companies or indices): the price per share of Common Stock, earnings per share, market share of ATP or an ATP business unit designated by the Compensation Committee, sales of ATP or an ATP business unit designated by the Compensation Committee, net income (before or after taxes) of ATP or an ATP business unit designated by the Compensation Committee, the cash flow return on investment of ATP or an ATP business unit designated by the Compensation Committee, earnings before or after interest, taxes, depreciation, and/or amortization of ATP or an ATP business unit designated by the Compensation Committee, economic value added or return on shareholders’ equity. The terms of any restricted share award granted under the 2009 Stock Plan are to be set forth in an agreement containing provisions as determined by the Compensation Committee that are not inconsistent with the 2009 Stock Plan.

Restricted Stock Bonuses and Performance Share Bonuses.    Restricted stock bonuses and performance share bonuses are grants of Common Stock not requiring any monetary consideration, but subject to restrictions, as determined by the Compensation Committee. Generally, unless the Participant’s award agreement provides otherwise, the Participant may not sell, transfer, or otherwise dispose of the shares issued in the Participant’s name at the time of grant until those conditions are met. The vesting of restricted stock bonus awards will generally be based on the Participant’s continuous service; the vesting of performance share bonus awards will be based on the achievement of certain performance criteria, as determined by the Compensation Committee. If the vesting of a restricted stock bonus award is based on the Participant’s continuous service, such restricted stock bonus will not fully vest in less than three years and if based on performance criteria, such restricted stock bonus will not fully vest in less than one year. A performance share bonus award will not fully vest in less than one year. If a Participant’s continuous service terminates or a Participant fails to meet performance criteria, all unvested shares as of the date of termination will be reacquired by ATP at no cost to ATP.

Plan Benefits

As of the record date for the Annual Meeting, all 8 independent directors, and all 63 employees, including ATP’s 6 executive officers, were eligible to receive awards under the 2009 Stock Plan. The granting of awards under the 2009 Stock Plan is discretionary. As such, the Board cannot now determine the number, value or type of awards to be granted in the future for any individual or group of individuals. On April 9, 2009, the record date for the 2009 Annual Meeting, the closing price per share of ATP Common Stock was $5.89.

Term; Amendments; Restrictions; Considerations

The 2009 Stock Plan will become effective if it is approved by the shareholders at the 2009 Annual Meeting and shall remain in effect until February 24, 2019. No awards may be granted under the 2009 Stock Plan after that date. The Board may amend, rescind or terminate the 2009 Stock Plan at any time in its discretion, provided that: (i) no change may be made in awards previously granted under the Plan that would impair the recipient’s rights without his or her consent, and (ii) no amendment to the Plan may be made without approval of the shareholders if the effect of that amendment would be to (A) increase the number of shares reserved for issuance under the Plan (other than an increase solely to reflect a reorganization, stock split, merger, spinoff or similar transaction); or (B) change the class of individuals eligible to receive awards under the plan. The 2009 Stock Plan specifically allows the repricing of stock options or stock appreciation rights (i.e., lower the exercise price) without shareholder approval, and, with the consent of the affected award holder, cancel outstanding awards and grant in substitution therefor new awards. The Compensation Committee periodically reviews the dilutive effect of its stock plans on ATP’s shareholders (sometimes called “overhang”). As of February 24, 2009, assuming approval of the 2009 Stock Plan, the 6,000,000 shares proposed to be reserved for grants under the 2009 Stock Plan represents an overhang of 14.3%, and ATP’s total overhang would be 19.0%. For the purpose of calculating the overhang in the previous sentence, ATP is using “fully diluted overhang,” which equals Amount A divided by Amount B, where Amount A equals the sum of all outstanding stock options and unvested restricted shares plus shares available for future grants under all plans, and Amount B equals the sum of total shares of ATP Common Stock outstanding (minus unvested restricted shares) plus Amount A. Unvested restricted shares are outstanding shares of Common Stock subject to forfeiture by the holder. As of February 24, 2009: (i) the number of outstanding stock options and unvested restricted shares equals approximately 1,804,827; (ii) the number of shares available for future grants under all plans assuming approval of the 2009 Stock Plan equals approximately 6,552,351; and (iii) the number of shares of ATP Common Stock outstanding (minus unvested restricted shares) equals approximately 35,614,517.

Withholding for Payment of Taxes

As with the 2000 Stock Plan, the 2009 Stock Plan provides for the withholding and payment by a Participant of any payroll or withholding taxes required by applicable law.

Changes in Capitalization and Similar Changes

In the event ATP recapitalizes, reclassifies its capital stock or otherwise changes its capital structure, the number and class of shares of Common Stock covered by a previously granted award shall be adjusted so that the award thereafter covers the number and class of shares to which the Participant would have been entitled if prior to the event, the Participant had been the holder of record of the number of shares of stock covered by the award. In the event of other changes in the outstanding Common Stock, such as reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to the holders of Common Stock occurring after the date of the grant of any award, the Compensation Committee, in order to prevent dilution or enlargement of Participants’ rights under the 2009 Stock Plan, in its discretion may adjust the number and exercise price of shares subject to outstanding awards. In addition, in such event, the Committee may appropriately adjust the number of shares available for future issuance under the 2009 Stock Plan and the maximum number of shares in respect of which awards can be made to any Participant. The Compensation Committee’s determination in each case will be conclusive. In the event of a “Corporate Change” of ATP (as defined in the 2009 Stock Plan), the 2009 Stock Plan provides that awards of options, stock appreciation rights, restricted shares, restricted share units and other stock-based awards will be deemed fully vested upon the Corporate Change. However, the Compensation Committee has the discretion to provide for different vesting, exercisability or other terms in connection with a “Corporate Change” for specific awards, and those terms will be set forth in the applicable award agreement.

Federal Tax Consequences

The federal income tax consequences of the issuance and exercise or settlement of awards under the 2009 Stock Plan are as described below. The following information is only a summary and does not address all aspects of U.S. federal taxation that may be relevant to a particular Participant in light of his or her personal circumstances. Participants should consult with their own tax advisors with respect to the tax consequences inherent in the ownership and exercise of the awards, and the ownership and disposition of any underlying securities.

Incentive Stock Options.    A Participant who is granted an incentive stock option will not recognize any taxable income for federal income tax purposes on either the grant or exercise of the incentive stock option. If the Participant disposes of the shares purchased pursuant to the incentive stock option more than two years after the date of grant and more than one year after the exercise of the option (the required statutory “holding period”), (a) the Participant will recognize long-term capital gain or loss, as the case may be, equal to the difference between the selling price and the exercise price; and (b) ATP will not be entitled to a deduction with respect to the shares of Common Stock so issued. If the holding period requirements are not met, any gain realized upon disposition will be taxed as ordinary income to the extent of the lesser of (i) the excess of the fair market value of the shares at the time of exercise over the exercise price, and (ii) the gain on the sale. Also ATP will be entitled to a deduction in the year of disposition in an amount equal to the ordinary income recognized by the Participant. Any additional gain will be taxed as short-term or long-term capital gain depending upon the holding period for the stock. A sale for less than the exercise price results in a capital loss. The excess of the fair market value of the shares on the date of exercise over the exercise price is, however, includable in the Participant’s income for alternative minimum tax purposes.

Nonqualified Stock Options.    A Participant who is granted a nonqualified stock option will not recognize any income for federal income tax purposes on the grant of the option. Generally, on the exercise of the option, the Participant will recognize taxable ordinary income equal to the excess of the fair market value of the shares on the exercise date over the exercise price for the shares. ATP generally will be entitled to a deduction on the date of exercise in an amount equal to the ordinary income recognized by the Participant. Upon disposition of the shares purchased pursuant to the stock option, the Participant will recognize long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount realized on such disposition and the basis for such shares, which basis equals the fair market value of the shares on the exercise date. Nonqualified stock options will be subject to Code section 409A which applies to nonqualified deferred compensation if the exercise price is less than the fair market value of the underlying Common Stock on the date the option is granted.

Stock Appreciation Rights.    A Participant who is granted stock appreciation rights will normally not recognize any taxable income on the receipt of the award. Upon the exercise of a stock appreciation right, (a) the Participant will recognize ordinary income equal to the amount received (the increase in the fair market value of one share of ATP Common Stock from the date of grant of the award to the date of exercise); and (b) ATP will be entitled to a deduction on the date of exercise in an amount equal to the ordinary income recognized by the Participant. Stock appreciation rights will be subject to Code Section 409A if the exercise price is less than the fair market value of the underlying Common Stock on the date the right is granted.

Restricted Shares.    A Participant will not be taxed at the date of an award of restricted shares, but will be taxed at ordinary income rates on the fair market value of any restricted shares as of the date that the restrictions lapse, unless the Participant, within 30 days after transfer of such restricted shares to the Participant, elects under Section 83(b) of the Code to include in income the fair market value of the restricted shares as of the date of such transfer. ATP will be entitled to a corresponding deduction at that time (subject to certain limits on deductibility under Section 162(m) of the Code). Any disposition of shares after restrictions lapse will be subject to the regular rules governing long-term and short-term capital gains and losses, with the basis for this purpose equal to the fair market value of the shares at the end of the restricted period (or on the date of the transfer of the restricted shares, if the employee makes an election under Section 83(b) of the Code to be taxed on the fair market value upon such transfer).

Restricted Share Bonus and Performance Share Bonuses.    When a restricted stock bonus award is granted, if the shares under the award are unvested and subject to ATP’s unvested share reacquisition right upon termination of employment prior to full vesting of those shares, the Participant will not generally recognize any taxable income at the time of the award. As and when the shares vest and ATP’s unvested share reacquisition right lapses, the Participant will have to report as ordinary income an amount equal to the fair market value of the shares on the date such shares vest less any amount paid for the award. Notwithstanding the foregoing, if the Participant receives unvested shares subject to ATP’s unvested share reacquisition right, the Participant may elect under Section 83(b) of the Code to recognize income at the time of the award. In each case, ATP will be entitled to a deduction equal to the taxable income recognized by the Participant for the taxable year that ends with or within the taxable year in which the Participant recognized the income.

Recommendation of the Board of Directors

The Board recommends a vote “For” the approval of the 2009 Stock Plan.

Assuming a quorum is present or represented by proxy at the Annual Meeting, the affirmative vote of the holders of a majority of the votes cast in person or by proxy by the holders of Common Stock is required to approve the 2009 Stock Plan. Abstentions and broker non-votes will have the effect as a vote against the approval of the Plan. Unless otherwise instructed or unless authority to vote is withheld, your signed and returned proxy card will be voted FOR the approval of the 2009 Stock Plan.

Security Ownership of Certain Beneficial Owners and Management

The following table presents information as of April 6, 2009, unless otherwise noted, regarding beneficial ownership of ATP’s Common Stock by:

•	each known beneficial owner of more than 5% of ATP’s Common Stock;

•	each of ATP’s directors and nominees for director;

•	the persons named in the 2008 Summary Compensation Table; and

•	all of ATP’s current executive officers, directors and director nominees as a group.

Unless otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. As of April 6, 2009, 36,017,614 shares of Common Stock were issued and outstanding (including restricted shares). The address of each person in the table is the address of ATP, unless otherwise indicated. The number of shares beneficially owned by a person includes shares that are subject to stock options exercisable within 60 days of April 6, 2009. These shares are also deemed outstanding for the purpose of computing their percentage ownership, but are not outstanding for the purpose of computing the percentage of ownership of any other person. The number of shares beneficially owned by a person also includes restricted shares (vested and unvested) held by such person or that such person has the right to acquire within 60 days of April 6, 2009.

Beneficial Owner	Shares Beneficially Owned	Percentage of Beneficial Ownership
T. Paul Bulmahn (1) (8)	6,799,042	18.88%
Albert L. Reese, Jr. (1) (2) (3)	339,370	*
Leland E. Tate (1) (2)	119,960	*
Keith R. Godwin (1) (2)	55,931	*
George R. Morris (1) (2)	33,750	*
Burt A. Adams (4) (5)	39,299	*
Walter Wendlandt (4) (6)	30,455	*
Arthur H. Dilly (4) (5)	22,599	*
Chris A. Brisack (4) (6)	14,582	*
Robert J. Karow (4) (6)	13,729	*
Gerard J. Swonke (4) (6)	10,999	*
George R. Edwards (4) (6)	10,499	*
Lady Barbara Judge (5)	2,181	*
All executive officers, Directors and Director nominees as a group, 14 persons (7)	7,519,407	20.64%
Centennial Energy Partners, L.L.C. (9)	4,093,862	11.37%
Peter K. Seldin (9)	4,093,862	11.37%
Centennial Energy Partners, L.P. (9)	2,647,023	7.35%
Bessemer Group, Incorporated (10)	3,000,000	8.33%
Bessemer Trust Company, N.A. (10)	3,000,000	8.33%
Bessemer Investment Management LLC (10)	3,000,000	8.33%
Old Westbury Real Return Fund (10)	3,000,000	8.33%
Wellington Management Company, LLP (11)	2,659,332	7.38%
Gilder, Gagnon, Howe & Co. LLC (12)	1,871,026	5.19%

*	Indicates less than 1 percent of the outstanding Common Stock.

(1)	Includes beneficial ownership of the following numbers of shares of unvested restricted Common Stock: T. Paul Bulmahn: 118,478 shares; Albert L. Reese, Jr.: 19,500 shares; Leland E. Tate: 62,250 shares; Keith R. Godwin: 18,750 shares; and George R. Morris: 22,750 shares.
(2)	Includes beneficial ownership of the following numbers of shares that may be acquired within 60 days of April 6, 2009 pursuant to stock options awarded under the ATP 2000 Stock Plan: Albert L. Reese, Jr.: 15,000 shares; Leland E. Tate: 30,000 shares; Keith R. Godwin: 18,750 shares; and George R. Morris: 3,750 shares.
(3)	Includes 32,500 shares of Common Stock held of record by The ACR Foundation, with respect to which Albert L. Reese, Jr. serves as President and owner.
(4)	Includes beneficial ownership of 3,968 shares of unvested restricted Common Stock.
(5)	Includes 2,181 shares of restricted Common Stock that will be awarded, assuming election of the Class III director nominees at the 2009 Annual Meeting, at close of business on June 5, 2009.
(6)	Includes 2,181 shares of restricted Common Stock that will be awarded to these directors at close of business on June 5, 2009.
(7)	Includes 71,250 shares that may be acquired through the exercise of stock options within 60 days of April 6, 2009. Also includes 17,448 shares of restricted Common Stock to be awarded to ATP’s non-employee directors, assuming election of the Class III director nominees at the 2009 Annual Meeting, at close of business on June 5, 2009.

(8)	Of these shares, 1,250,000 are the subject of litigation commenced by the beneficial owner seeking return of these shares, which were pledged in a loan that has been fully paid. Therefore, until the proceedings are resolved, the beneficial owner cannot exercise sole voting and investment power with respect to these shares.
(9)

This information is based on the Schedule 13G filed with the SEC by Centennial Energy Partners, L.L.C. (“Energy”), Peter K. Seldin, and Centennial Energy Partners, L.P. (“Centennial”) on February 12, 2009 reflecting their shared beneficial ownership of up to 4,093,862 shares of Common Stock. Each of Energy’s and Mr. Seldin’s beneficial ownership of Common Stock consists of shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, 4,093,862 shares, which shares are directly owned by Centennial and other private investment vehicles. Centennial’s beneficial ownership consists of shared power to vote or direct the vote of, and shared power to dispose or direct the disposition of, 2,647,023 of the 4,093,862 shares of Common Stock. Energy is the general partner of Centennial and the foregoing private investment vehicles and Mr. Seldin is the managing member of Energy. The address of Energy, Mr. Seldin, and Centennial is 575 Lexington Avenue, 33rd Floor, New York, New York 10022.

(10)	This information is based on the Schedule 13G filed with the SEC by Bessemer Group, Incorporated (“BGI”), Bessemer Trust Company, N.A. (“BTNA”), Bessemer Investment Management LLC (“BIM”) and Old Westbury Real Return Fund (“OWRRF”) on February 17, 2009 reflecting their shared beneficial ownership of 3,000,000 shares of Common Stock. BTNA is wholly owned by BGI. BIM is a wholly owned subsidiary of BTNA and is the investment advisor to OWRRF. BTNA may be deemed to control BIM and BIM may be deemed to control OWRRF. The holder of the securities referred to in the Schedule 13G is OWRRF. The address of BGI is 100 Woodbridge Center Drive, Woodbridge, New Jersey 07095-0980. The address of each of BTNA and BIM is 630 Fifth Avenue, New York, New York 10111. The address of OWRRF is 760 Moore Road, King of Prussia, Pennsylvania 19406.
(11)	This information is based on the Schedule 13G filed with the SEC by Wellington Management Company, LLP (“Wellington”) on February 17, 2009 reflecting its beneficial ownership. The address of Wellington is 75 State Street, Boston, MA 02109.
(12)

This information is based on the Schedule 13G filed with the SEC by Gilder, Gagnon, Howe & Co. LLC (“GGH”) on January 12, 2009 reflecting its beneficial ownership. The address of GGH is 1775 Broadway, 26th Floor, New York, NY 10019.

Information about ATP’s Board of Directors and Committees

ATP’s Board held six meetings during 2008. Each director attended 100% of the total meetings of the Board and the committees on which such director served during his tenure of service in 2008. ATP encourages its directors to attend each annual shareholders meeting. All of the directors attended the 2008 Annual Meeting of Shareholders.

Director Independence

Based on the definition of “independence” set forth in Rule 5605 of the NASDAQ Marketplace Rules, the Board has determined that each of the Class III director nominees and each of the Class I and Class II directors, other than Mr. Bulmahn, is an “independent director.” Mr. Bulmahn is an executive officer of ATP and, therefore, the Board has concluded that he is not currently an independent director.

Effective December 18, 2006, Mr. Adams became Vice Chairman of the Board, President and Chief Operating Officer of Allis-Chalmers Energy, Inc. (“Allis-Chalmers”), and was formerly President of Oil & Gas Rental Services, Inc. (“Oil & Gas Rental”). Allis-Chalmers is a Houston based multi-faceted oilfield services company that acquired substantially all of the assets of Oil & Gas Rental (a rental equipment supplier to the oil and gas industry) effective December 18, 2006. Mr. Adams resigned his position as President and Chief Operating Officer of Allis-Chalmers effective February 1, 2008 and resigned his position as Vice Chairman effective April 30, 2008. Mr. Adams is currently President of OGRS, LLC, an oilfield service company. In determining that Mr. Adams is an independent director, the Board considered transactions entered into in the ordinary course of business between ATP and Allis-Chalmers, or its subsidiaries, pursuant to which equipment and/or services were provided to ATP. Based on its review, the Board concluded that the transactions are not reportable related party transactions and that Mr. Adams remains an independent director. There were no transactions in 2008 between ATP and OGRS, LLC.

Audit Committee

The Audit Committee currently consists of Messrs. Edwards, Swonke (Chairman), and Wendlandt. The Audit Committee is governed by a restated charter that was adopted by the Board on March 28, 2004 and was attached as Annex A to ATP’s proxy statement on Schedule 14A filed with the SEC on April 26, 2007. The primary duties of the Audit Committee are to:

1.	Oversee the quality, integrity and reliability of the financial reporting process, including review of financial reports and other financial information provided by ATP to the public;

2.	Be directly responsible for the selection, appointment, compensation, retention and oversight of ATP’s independent auditors;

3.	Oversee the performance of ATP’s independent auditors and any internal audit function that may be utilized in the future;

4.	Monitor ATP’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and

5.	Perform such other functions as the Board may assign to the Committee from time to time, or as may be required by applicable laws, rules or regulations.

During 2008, the Audit Committee held nine meetings, including quarterly meetings in connection with the preparation and filing of each of ATP’s annual Form 10-K and quarterly Form 10-Q reports for the applicable periods.

The Board has affirmatively determined that each of the members of the Audit Committee is independent as defined under the listing standards of NASDAQ. Each of the current members of the Audit Committee is able to read and understand fundamental financial statements. Pursuant to applicable rules of NASDAQ, at least one member has past employment experience in accounting or other comparable experience, creating “financial sophistication”. Further, the Board has determined that Mr. Swonke, who is an independent director, qualifies as the Audit Committee “financial expert” as defined in the rules of the SEC.

The charter of the Audit Committee provides that the Committee is responsible for pre-approving all audit services and all permitted audit-related services, tax services and other non-audit services to be performed by ATP’s independent auditors. Authority has been delegated to the Chair of the Committee to pre-approve all audit or non-audit services to be provided by the independent auditors. The Chair advises the full Committee of such pre-approvals at its scheduled meetings. Each of these services must receive specific pre-approval unless general pre-approval by the Committee has been provided for such category of services in accordance with policies and procedures that comply with applicable laws and regulations.

The Audit Committee has adopted procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing matters and the confidential, anonymous submissions by employees of concerns regarding accounting and auditing matters.

The information contained in this proxy statement with respect to the Audit Committee charter and the independence of the members of the Audit Committee will not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that ATP specifically incorporates it by reference in such filing.

The report of the Audit Committee is set forth on pages 18-19 of this proxy statement.

Compensation Committee

The Compensation Committee consists of Messrs. Adams, Brisack (Chairman) and Dilly. This committee’s responsibilities include:

•	developing and approving an overall compensation philosophy consistent with ATP’s corporate objectives and shareholder interests;

•	administering, and granting of awards under, ATP’s 2000 Stock Plan;

•	administering, and granting of awards under, ATP’s incentive plans;

•

acting as a salary and promotions committee with respect to officers of ATP and reviewing the compensation of ATP’s Chief Executive Officer and President and recommending such compensation of the Chief Executive Officer and the President to the Board for approval; and

•	supervising ATP’s 401(k) plan.

The Compensation Committee may delegate any of the foregoing responsibilities, other than compensation for the Chief Executive Officer and the President, and has delegated to ATP’s Chief Executive Officer the responsibility for determination of salaries, bonuses, and other forms of incentive compensation for officers, other than the Chief Executive Officer, the President and other officers subject to Section 16(a) of the Securities Exchange Act of 1934, and all other employees, including the granting of equity-based awards. The Committee engaged Longnecker & Associates as its consultant for executive and/or director compensation matters.

During 2008, the Compensation Committee held four meetings. The Compensation Committee does not have a charter, but operates under the direction of a resolution of the Board of Directors. The report of the Compensation Committee is set forth on page 26 of this proxy statement.

ATP “Home Sweet Home” Employee Challenge Committee

The ATP “Home Sweet Home” Employee Challenge Committee (the “Employee Challenge Committee”), which was established by the Board effective March 20, 2008, consists of Mr. Bulmahn, as chairperson, Mr. Karow and Mr. Edwards. During 2008, the Employee Challenge Committee held one meeting. The primary duty of this committee is the administration of the ATP “Home Sweet Home” Employee Challenge, which is described on page 25 of this proxy statement.

Director Nominations Process

The independent directors of the Board, which include 8 of ATP’s 9 directors, identify qualified candidates to serve as nominees for director. When identifying director nominees, the independent directors may consider, among other factors, the person’s reputation, integrity, and independence from ATP; skills and business, government or other professional acumen, bearing in mind the composition of the Board and the current state of ATP and the industry generally; the number of other public companies for which the person serves as director; and the availability of the person’s time and commitment to ATP. In the case of current directors being considered for re-nomination, the independent directors will also take into account the director’s tenure as a member of the Board, the director’s history of attendance at meetings of the Board and committees thereof and the director’s preparation for and participation in such meetings.

Shareholders seeking to nominate director candidates for inclusion in ATP’s proxy materials may do so by writing the Corporate Secretary of ATP and giving the recommended candidate’s name, biographical data and qualifications, if such recommendations are submitted by shareholders in compliance with ATP’s bylaws and within the time period set forth below under “Shareholder Proposals and Director Nominations.” Subject to consideration of the above criteria, recommendations for director nominees made by a shareholder or group of shareholders owning at least 25% of the then outstanding shares of Common Stock of ATP will be approved by the independent directors for recommendation to the Board.

Following identification of the need to replace a director, add a director or re-elect a director to the Board, and consideration of the above criteria and any shareholder recommendations, the independent directors shall recommend to the Board one or more nominees, as appropriate, for consideration by the Board. Following such consideration, the Board will submit its recommended nominees to the shareholders for election. The independent directors of the Board utilize this process, rather than a formal nominations committee, because they believe the functions of a nominations committee are more than adequately addressed by this process.

Compensation of Directors

Each of ATP’s non-employee directors receives an annual retainer of $30,000, based on the calendar year. Any person who becomes a director during a calendar year will be awarded a pro-rata share of the retainer based upon the beginning date of service. ATP’s director compensation policy provides that immediately following each annual shareholders’ meeting, each non-employee director will be awarded approximately $100,000 in shares of restricted stock (with the number of shares to be based on the closing price of the stock on the annual shareholders’ meeting date). In 2009, however, the directors waived this policy and agreed to be awarded a fixed number of shares (2,181) equal to the number of shares awarded to directors in June 2008. Based on the closing price for ATP Common Stock on the NASDAQ Global Select Market on April 6, 2009 ($5.63), the 2009 director award value would be $12,279, although the closing price for ATP Common Stock on June 5, 2009 may be greater or less than $5.63. These shares will vest as to 50% upon the earlier of the first anniversary of the date of grant or the date on which the next successive annual shareholders’ meeting is held, as to 25% upon the earlier of the second anniversary of the date of grant or the date on which the second successive annual shareholders’ meeting is held, and as to 25% upon the earlier of the third anniversary of the date of grant or the date on which the third successive annual shareholders’ meeting is held. All these restricted stock awards will immediately vest upon a Corporate Change (as defined in the 2000 Stock Plan), death or disability.

In addition, non-employee directors are awarded meeting fees. Each non-employee director receives $2,500 per board meeting attended and is reimbursed for expenses incurred. The Chair of the Audit Committee receives $1,250, and other committee members receive $1,000 per Audit Committee meeting attended. The Chair of the Compensation Committee receives $1,000, and other committee members receive $750 per Compensation Committee meeting attended. The members of the Home Sweet Home Challenge Committee receive $500 per meeting attended. Directors who are ATP employees do not receive compensation for their services as directors or members of committees of the Board.

The following table sets forth information regarding the compensation of ATP’s non-employee directors for the year ended December 31, 2008.

Director Compensation

Fiscal Year 2008

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3) (4)	Total ($)
Burt A. Adams	44,000	95,792	139,792
Chris A. Brisack	44,500	95,792	140,292
Arthur H. Dilly	44,000	95,792	139,792
George R. Edwards	51,000	95,792	146,792
Robert J. Karow	43,000	95,792	138,792
Gerard J. Swonke	53,750	95,792	149,542
Robert C. Thomas (5)	51,500	95,792	147,292
Walter Wendlandt	51,500	95,792	147,292

(1)	Variances among directors’ fees paid reflect the varying committee assignments of directors.
(2)

Represents the dollar value recognized in 2008 as compensation expense for financial statement reporting purposes of restricted shares awarded in 2008, 2007 and 2006 (no awards of restricted stock were made to directors prior to 2006), computed in accordance with FAS 123R, as required by applicable regulations. See Note 8 to the Notes to Consolidated Financial Statements in ATP’s Annual Report on Form 10-K for a description of the assumptions made in the valuation of the restricted shares.

(3)	On June 9, 2008, each director was awarded 2,181 shares of restricted stock, which vest as follows: 1,090 shares on the earlier of June 9, 2009 and the 2009 Annual Meeting, 545 shares on the earlier of June 9, 2010 and the 2010 Annual Meeting and 546 shares on the earlier of June 9, 2011 and the 2011 Annual Meeting. The grant date fair value of each director’s award based on the closing price on the NASDAQ Global Select Market for ATP Common Stock on June 9, 2008 ($45.85 per share) was $99,998.85. Subsequent to December 31, 2008, one or more of the directors may sell restricted shares that have vested. See “Security Ownership of Certain Beneficial Owners and Management” above, which sets forth ownership as of April 6, 2009.
(4)	As of December 31, 2008 each non-employee director owned 3,968 shares of restricted stock that have not vested.
(5)	Mr. Thomas resigned as a director in February 2009.

Related Party Transactions and Review Procedures

ATP’s Board has adopted a written procedure for the review of related party transactions. The Audit Committee is responsible for reviewing transactions, series of transactions or proposed transactions involving ATP and a related person, which includes ATP’s executive officers and directors, or any member of his or her immediate family. Examples of the types of transactions the Audit Committee reviews includes payments made by ATP directly to a related person (other than in their capacity as a director or employee) or to an entity in which the related person serves as an officer, director, employee or owner, and any other transaction where a potential conflict of interest exists. Any transactions identified are evaluated based on the requirements set forth in Item 404 of Regulation S-K of the rules of the SEC. The Committee’s determination regarding transactions requiring disclosure is submitted to the Board for review and final determination. ATP’s Board has conducted the review procedure with respect to fiscal year 2008 and has determined that there are no reportable related party transactions. See discussion under “Director Independence” on page 14.

Shareholder Communications

Shareholders can contact any director or committee of the Board by writing to them c/o Corporate Secretary, ATP Oil & Gas Corporation, 4600 Post Oak Place, Suite 200, Houston, Texas 77027.

Delivery of Documents to Shareholders Sharing an Address

In some cases, only one copy of this proxy statement is being delivered to multiple shareholders sharing an address unless ATP has received contrary instructions from one or more of the shareholders. ATP will deliver promptly, upon written or oral request, a separate copy of this proxy statement to a shareholder at a shared address to which a single copy of the document was delivered. To request separate or multiple delivery of these materials now or in the future a shareholder may submit a written request to the Corporate Secretary, ATP Oil & Gas Corporation, 4600 Post Oak Place, Suite 200, Houston, Texas 77027, or a verbal request by calling the Corporate Secretary at 713-622-3311.

Report of the Audit Committee

The following is the report of the Audit Committee with respect to ATP’s audited financial statements for the fiscal year ended December 31, 2008.

The Audit Committee reviewed and discussed the audited financial statements of ATP for the fiscal year ended December 31, 2008 with ATP’s management, and management represented to the Audit Committee that ATP’s financial statements were prepared in accordance with accounting principles generally accepted in the U.S. The Audit Committee discussed with PricewaterhouseCoopers matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee received the written disclosures and the letter from PricewaterhouseCoopers required by the Public Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee reviewed and discussed with PricewaterhouseCoopers their independence from ATP.

Based on the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee as referenced above, the Audit Committee recommended to the Board that ATP’s audited financial statements be included in ATP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

The Audit Committee,

Gerard J. Swonke, Chairman

George R. Edwards

Walter Wendlandt

Code of Business Conduct and Ethics

ATP has adopted a Code of Business Conduct and Ethics that applies to all of ATP’s officers, directors and employees, including ATP’s principal executive officer, principal financial officer and principal accounting officer. ATP’s Code of Business Conduct and Ethics covers all areas of professional conduct including, but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to ATP’s business. If the Board adopts an amendment to ATP’s Code of Business Conduct and Ethics (other than technical, administrative, or other non-substantive amendments) that applies to any of ATP’s executive officers (including the principal executive officer, principal financial officer, principal accounting officer, and controller) or directors, ATP will post such information on its website.

A copy of ATP’s Code of Business Conduct and Ethics is posted on its website at www.atpog.com. Or, to obtain a copy of ATP’s Code of Business Conduct and Ethics, without charge, any person may submit a written request to ATP, c/o Corporate Secretary, ATP Oil & Gas Corporation, 4600 Post Oak Place, Suite 200, Houston, Texas 77027.

Compensation Discussion and Analysis

Executive Summary

The primary objective of ATP’s executive compensation program is to attract, retain and motivate the best available talent in the energy market. ATP’s continued success and its ability to maximize shareholder value have been and are dependent on ATP’s ability to accomplish this objective. The Compensation Committee (“Committee”) of ATP’s Board recognizes the difficult and volatile economic times in which ATP currently operates, and consequently gave careful consideration to the many dynamic issues impacting compensation decisions in 2008 in recommending compensation for the top two executive officers (the Chief Executive Officer and the President). The factors considered included, among others, the outstanding performance of ATP throughout 2008, including its record net income, revenues and asset sales. In addition, the Committee considered the unparalleled volatility of oil and gas prices in 2008 and increasing challenges in successfully continuing to operate in the current economic climate, the disconnected drop in ATP’s stock price from earnings achievement in the 4th quarter of 2008 and the individual responsibility and performance of each executive, as well as retention related considerations.

The Committee considered all these factors as important in determining compensation that is fair and reasonable to shareholders, ATP and the top two executive officers, and did not assign specific weight to any particular factor or factors. The following table summarizes, for each of ATP’s top two executive officers, each compensation element for 2007 and 2008, reflecting the overall decrease in total compensation awarded in 2008 versus 2007 despite the fact that these executives faced increased challenges and responsibilities due to the unique financial and operating environment in 2008.

Name and Title	Compensation Elements	2008	2007
T. Paul Bulmahn Chief Executive Officer	Base Salary	$700,000	$650,000
	Annual Bonus	$2,914,320	$1,625,000
	Long Term Incentive (1)	$405,311	$3,501,613

	Total Compensation	$4,019,631	$5,776,613
Leland E. Tate President	Base Salary	$500,000	$449,918
	Annual Bonus	$1,050,579	$416,500
	Long Term Incentive (2)	$263,250	$1,119,410

	Total Compensation	$1,813,829	$1,985,828

(1)	Reflects restricted stock awarded on January 1, 2008 for 2007 performance using the closing price for ATP Common Stock on December 31, 2007 and restricted stock awarded on January 1, 2009 for 2008 performance using the closing price for ATP Common Stock on December 31, 2008.
(2)	Reflects restricted stock awarded December 21, 2007 for 2007 performance using the closing price for ATP Common Stock on December 21, 2007 and restricted stock awarded on January 1, 2009 for 2008 performance using the closing price for ATP Common Stock on December 31, 2008.

The Compensation Discussion & Analysis (CD&A) that follows outlines the processes, elements and decisions regarding 2008 compensation for the executive officers named in the Summary Compensation Table (the “Named Executive Officers”). To aid in understanding the CD&A, it is important to note that effective May 21, 2008, Mr. Bulmahn (President of ATP since 1991) became Chief Executive Officer, Mr. Tate (Sr. Vice President—Operations from 2000 to 2003, and Chief Operating Officer since 2003) was promoted to President of ATP, and Mr. Morris, (formerly Vice President—Acquisitions) was promoted to Chief Operating Officer.

Compensation Committee Composition & Duties

The Committee is composed of three independent directors as defined by Rule 5605 of the NASDAQ Marketplace Rules. This Committee’s responsibilities include:

•	developing and approving an overall compensation philosophy consistent with ATP’s corporate objectives and shareholder interests;

•	administering, and granting of awards under, ATP’s 2000 Stock Plan;

•	administering, and granting of awards under ATP’s incentive plans;

•	acting as a salary and promotions committee with respect to officers of ATP; and

•	supervising ATP’s 401(k) plan.

Role of Management in the Executive Compensation Process

The Committee has delegated to the Chief Executive Officer the authority to determine (i) base salaries and bonuses for all officers of ATP (other than himself and the President), and (ii) incentive compensation for all officers of ATP, other than officers subject to Section 16(a) of the Securities Exchange Act of 1934. The Committee has further authorized the Chief Executive Officer to delegate to the President of ATP all or any portion of his authority to determine base salaries and bonuses for other officers of ATP. The President recommends to the Chief Executive Officer the form and amount of base salaries, bonuses and incentive compensation for the Named Executive Officers other than himself and the Chief Executive Officer. The Chief

Executive Officer recommends to the Committee the form and amount of incentive compensation for the Named Executive Officers other than himself and the President. Neither the Chief Executive Officer nor the President of ATP participates in the Committee’s discussions or decisions regarding their compensation. They are not present for the Committee’s nor the Board’s deliberations on their compensation, and they do not vote on their own compensation. Neither meets separately with the Committee’s compensation consultant to discuss their own compensation. Similarly, none of the other Named Executive Officers are involved in the determination of their own or each other’s compensation.

Compensation Committee Goals

The primary objective of the Committee is to develop an executive compensation program that will attract, retain and motivate executive officers capable of leading ATP in a complex, competitive, and changing industry. A capable, highly motivated senior management team is an integral part of ATP’s continued success. To achieve this objective, ATP’s executive compensation program has the following primary goals:

•	to align the interests of ATP’s executive officers with those of its shareholders through the use of equity-based compensation; and

•

to pay for performance, whereby a significant portion of an executive officer’s total compensation is at risk in the form of annual and long-term incentives that are tied both to company and to individual performance.

Role of the Consultant

The Committee has the authority to engage the services of independent compensation consultants for assistance and to provide periodic reviews of the effectiveness and competitiveness of ATP’s executive compensation structure. During 2008, the Committee engaged the services of an independent executive compensation consulting firm, Longnecker & Associates (“L&A”), to assist the Committee in its review of the compensation structure for the top two executive officers.

2008 Executive Compensation Market Analysis

L&A worked with the Committee to provide a market competitive executive compensation analysis. Executive compensation data from (i) peer group proxy statements and (ii) published executive compensation surveys were weighted at 50 percent each to calculate the 50th percentile and 75th percentile market reference points (“Market Reference Points”) that the Committee used for benchmarking executive compensation.

Peer Group Data

Following a discussion with L&A, the Committee established a list of twelve peer companies for 2008. ATP’s “Peer Group” companies, all of which are in the oil and gas exploration and production industry, were identified based on relevant financial factors such as revenue, market capital, net income, and total assets. Companies that are similar to ATP in size are not included if they are in unrelated industries, because ATP typically does not hire executives from such companies, nor would ATP be likely to lose executives to such companies. The Committee utilized compensation data for the following companies (“Peer Group”), as reflected in those companies’ proxy statements, in developing the Market Reference Points:

ATP 2008 Peer Group Companies

Plains Exploration & Production Company
Atlas America, Inc.
St. Mary Land & Exploration Company
Denbury Resources Inc.
Exco Resources, Inc.
Whiting Petroleum Corporation
Encore Acquisition Company
Comstock Resources, Inc.
Swift Energy Company
Energy Partners, Ltd.
Bill Barrett Corporation

Published Executive Compensation Survey Data

L&A utilized published executive compensation survey sources specific to the energy industry to develop the Market Reference Points discussed below, which were used by the Compensation Committee in the compensation process. These published survey sources included:

•	Economic Research Institute Compensation Assessor,

•	Watson Wyatt Top Management Compensation Survey, and

•	WorldatWork Salary Budget Survey

Executive Compensation Process

ATP’s compensation for its Named Executive Officers is composed of:

•	Base Salary

•	Annual Bonus

•	Long Term Incentives

•	Employee Benefits & Perquisites

The Committee analyzed these components for the Chief Executive Officer and the President using the following process:

1)	Review the positions of the Chief Executive Officer and the President in terms of scope and responsibility, job complexity, knowledge, experience required, individual performance, and other relevant factors, including those enumerated above in the Executive Summary.

2)	Utilize the Market Reference Points as guidelines for each component of compensation and the overall compensation package. The Committee’s recommendations regarding each component of the Chief Executive Officer’s and the President’s compensation packages are submitted to the independent members of the Board for approval.

In analyzing the various compensation components for each of the other Named Executive Officers (other than himself and the President), the Chief Executive Officer considers:

1)	The scope and responsibility of each officer’s position, as well as job complexity, knowledge, experience required, individual performance and other relevant factors, including those enumerated above in the Executive Summary;

2)	Published compensation survey data as 50th percentile and 75th percentile range guidelines for the various compensation components and the overall compensation package.

Base Salary

Base salaries paid to the Named Executive Officers are the foundation of ATP’s compensation program. Ensuring that executives’ salaries remain competitive with ATP’s Peer Group and the industry generally is critical to achieving the objectives of attracting, motivating and retaining highly qualified executive officers. Typically, adjustments to base salaries are made annually consistent with these objectives, taking into account individual performance and experience, retention objectives, job responsibilities, and other factors. Neither the Committee nor the Chief Executive Officer applies specific formulas or gives specific weights to any of these factors in awarding salary increases.

In connection with assuming his new job responsibilities, Mr. Morris, formerly Vice President—Acquisitions, was awarded a base salary increase upon his promotion to Chief Operating Officer in May, 2008. Additionally, effective October 1, 2008, the Chief Executive Officer increased the base salaries of the Named Executive Officers (other than himself and the President) to the amounts set forth below. Effective December 1, 2008, upon recommendation of the Compensation Committee, the independent members of the Board voted to change the salaries of the Chief Executive Officer and the President to the amounts set forth below. Adjustments to the base salaries of the Named Executive Officers that were made in 2008 are reflected within the amounts shown in the Summary Compensation Table for 2008. The base salaries of Mr. Bulmahn and Mr. Tate as of the date of this proxy statement are as stated on page 20 of this proxy statement. The base salaries of the other Named Executive Officers as of the date of this proxy statement are as follows: Mr. Morris (Chief Operating Officer) $357,650; Mr. Reese (Chief Financial Officer) $321,701; and Mr. Godwin (Chief Accounting Officer) $313,917.

Annual Bonus

ATP All-Employee Bonus Policy:  ATP’s Board established the ATP All-Employee Bonus Policy (see description of this policy on page 30 of this proxy statement) to provide additional cash incentive compensation for all employees (including the Named Executive Officers), based upon ATP’s overall performance and the individual’s performance. No specific qualitative or quantitative targets or goals were established for 2008 under the ATP All-Employee Bonus Policy. Each year, a subjective determination is made by the Chief Executive Officer as to whether ATP’s performance warrants payment of bonuses under this policy. These bonuses are then determined based upon a formula that considers individual performance, the individuals’ years of service with ATP and relative base salary, with individual performance receiving the most significant weighting. Bonuses were paid to the Named Executive Officers (other than the Chief Executive Officer) in 2008 under this bonus policy, and are included in the amounts set forth in the Summary Compensation Table. Mr. Tate’s bonus under this policy was awarded prior to his promotion to President. In addition, in January 2009, bonuses were paid to the Named Executive Officers (other than the Chief Executive Officer and the President) with respect to 2008 performance, and are included in the amounts set forth in the Summary Compensation Table on page 27 of this proxy statement.

ATP Discretionary Bonus Policy:  Despite the global economic and financial turbulence during 2008, ATP achieved record net income and revenues as well as a 214% reserve replacement ratio, and $472 million cash proceeds from asset sales during unparalleled levels of volatility in the commodity and stock markets. In addition ATP maintains a 98% success rate converting undeveloped properties to producing properties. Although no specific qualitative or quantitative targets or goals were established for 2008 under the ATP Discretionary Bonus Policy (see description of this policy on page 30 of this proxy statement), in determining the Chief Executive Officer’s and the President’s bonuses under this policy, the Committee considered ATP’s outstanding achievements in 2008 as well as each individual’s instrumental role in ATP’s highly successful year. The Committee conducted an overall analysis of the factors described above and viewed the totality of the information presented to it, including discussions with and information provided by L&A, in recommending bonuses under this policy for the Chief Executive Officer and the President. The independent members of the Board, upon recommendation of the Committee, awarded bonuses, which were paid in January 2009, to the Chief Executive Officer and the President under this policy, as reflected within the amounts shown in the Summary Compensation Table. Additionally, in 2008 Mr. Morris was awarded a bonus under this policy in recognition of his leadership exemplified immediately upon his return to the company in October 2007. As all awards under this policy are discretionary, the factors considered each year may vary and bonuses may or may not be awarded under the policy in a given year.

Long-Term Incentives

Long Term Incentives in the form of restricted common stock and stock options serve to align the interests of executive officers with those of ATP’s shareholders by tying a portion of each executive officer’s compensation to the continued growth of the company and the appreciation of ATP’s Common Stock. The ATP 2000 Stock Plan (described in detail on page 29 of this proxy statement) provides for the award of incentive stock options, nonqualified stock options, and restricted stock awards or any combination of such awards to provide long-term incentive and reward opportunities.

The Committee recommends to the independent members of the Board the form and amount of the long-term incentive awards for the Chief Executive Officer and the President. The Chief Executive Officer recommends to the Committee, and the Committee determines the form and amount of long-term incentive awards for the other Named Executive Officers. These decisions and recommendations are subjective determinations, based on market competitive data, company performance, individual performance, and the objectives of retention and motivation, among other factors. These awards have not been awarded based upon specific performance targets or goals, and neither the Committee nor the Chief Executive Officer employs any specific formula for allocating between cash compensation (base salary and bonus) and non-cash compensation awarded under the ATP 2000 Stock Plan.

In recognition of his performance in 2007 and ATP’s outstanding success in 2007, effective January 1, 2008, the independent members of the Board on the recommendation of the Committee, awarded Mr. Bulmahn, (then President of ATP), 69,284 shares of restricted stock. This grant is reflected in the Grant of Plan-Based Awards Table for fiscal year 2008 on page 28 of this proxy statement. The vesting schedule is set out in the Outstanding Equity Awards Table on page 33 of this proxy statement.

In determining incentive compensation awards for the Chief Executive Officer and the President for 2008, the Committee considered multiple factors including the disconnected drop in ATP’s stock price from earnings and other significant achievements during the year, the potential upside appreciation in ATP’s stock price, and the dilution to shareholders that results from awarding stock at current fair market value levels. Effective January 1, 2009 the Board upon recommendation of the Committee, awarded to the Chief Executive Officer the same number of restricted shares as in 2007. Due to the significantly lower stock price at the time of award, this resulted in a decrease in Mr. Bulmahn’s overall compensation earned for 2008. In addition, effective January 1, 2009, the Board upon recommendation of the Committee awarded to the President 45,000 shares of restricted stock. These grants will be reflected in the Grants of Plan-Based Awards Table for fiscal year 2009 in next year’s proxy statement.

In July 2008, each of the Named Executive Officers (other than the Chief Executive Officer and the President) was awarded grants of restricted stock and options. These awards are reflected in the Grants of Plan-Based Awards Table on page 28 of this proxy statement, and the vesting schedules for these awards are shown in the Outstanding Equity Awards Table on page 33 of this proxy statement. In December 2008, each of the Named Executive Officers (other than the Chief Executive Officer and the President) was awarded a grant of stock options, as reflected in the Grants of Plan-Based Awards Table on page 28 of this proxy statement), which vest 25% on January 1 of each year commencing in 2010. These options and restricted stock were granted to retain and motivate these talented and effective officers while incentivizing performance that is aligned with ATP’s shareholders’ interests.

Employee Benefits & Perquisites

ATP’s Named Executive Officers are entitled to the same employee benefits as ATP’s other employees, such as medical and dental insurance and participation in ATP’s 401(K) plan. ATP offers a limited number of perquisites to the Named Executive Officers. The value of these perquisites in 2008 was less than $10,000 per person; therefore, such amounts were not included in the Summary Compensation Table.

“Home Sweet Home” Employee Challenge

In furtherance of the primary objective of ATP’s compensation programs—to attract, retain and motivate the best available talent in the energy market—in March 2008, the Board approved and ATP announced a challenge to all of its U.S., U.K., and Netherlands employees to achieve ambitious goals by July 1, 2009:

•	Reduce by $600 million ATP’s outstanding debt by monetizing value already created in property, platform and infrastructure assets;

•

Commence production at ATP’s Telemark Hub by completing construction of the floating triple hull deepwater vessel, installing drilling/processing facilities, drilling the well and laying pipelines at Mississippi Canyon Block 941 in the deepwater Gulf of Mexico; and

•	Secure the Field Development Plan for Cheviot in the North Sea, initiate the hull construction and commence construction of the topsides of the floating drilling/processing facilities.

During August and September 2008, hurricanes Gustav and Ike impacted ATP’s development schedule at the Telemark Hub. As a result of the worldwide economic downturn, and the decline in commodity prices, ATP determined to defer some of its capital expenditures. While ATP has monetized some of its assets and reduced its outstanding debt, it is likely that these targets will not be met. If these goals were attained, pursuant to the terms of the “Home Sweet Home” Employee Challenge plan, the Employee Challenge Committee would grant an award for the payment of mortgage, rent, home improvement or other home expenses to each employee (including all Named Executive Officers, other than Mr. Bulmahn and Mr. Tate) up to the amount set forth in the Grants of Plan-Based Awards Table on page 28 of this proxy statement.

Tax Legislation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to a public company for certain compensation paid to its chief executive officer or four other most highly compensated executive officers if the compensation of any such officers exceeds $1.0 million in a particular year. To maintain flexibility in compensating ATP’s executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible. The Committee does review the deductibility of the various forms of executive compensation utilized. The company makes payments that are not fully deductible as necessary to achieve compensation objectives and to align with shareholder interests. In connection with its policies relating to executive compensation, the Committee considered the implications of Section 162(m) along with the various other factors described in this report in making its executive compensation determinations in 2008.

ATP continues to monitor the regulatory developments under Section 409A of the Code, which was enacted as part of the American Jobs Creation Act of 2004. Additionally, ATP monitors the impact of Section 280G of the Code. Under their respective employment agreements, if benefits to which the Named Executive Officers become entitled are considered “excess parachute payments” under Section 280G of the Code, then they will be entitled to an additional payment from ATP in an amount equal to the excise tax imposed by Sections 4999 or 409A of the Code or any interest or penalties with respect to such excise tax (excluding any income tax or employment tax imposed upon the additional payment). The estimated amount of these payments, if any, assuming a change of control occurred on December 31, 2008, is set forth in the narrative following the Summary Compensation Table.

Report of the Compensation Committee

The Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on the review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this document.

The Compensation Committee,

Chris A. Brisack, Chairman

Burt A. Adams

Arthur H. Dilly

Executive Compensation

The Summary Compensation Table set forth below includes required calculations for restricted stock and stock options in accordance with FAS123R, which represent compensation expense to ATP, as opposed to actual income realized by an executive during a given year. The table also includes other information regarding the compensation of ATP’s Chief Executive Officer, Chief Financial Officer and each of the company’s three other most highly compensated executive officers (the “Named Executive Officers”) for the years ended December 31, 2008, 2007 and 2006. There were no stock option exercises by the Named Executive Officers in 2008.

To aid shareholders in understanding the Stock and Option Awards columns and the Total column in the Summary Compensation Table, note that the income realized by each of the Named Executive Officers upon vesting of restricted stock in 2008 was as follows, instead of the required FAS123R calculations shown: Mr. Bulmahn ($391,220), Mr. Tate ($38,228), Mr. Morris ($24,975), Mr. Reese ($25,301) and Mr. Godwin ($23,601). The foregoing amounts are calculated on the basis of closing bid price for ATP Common Stock on the day before vesting; this is the price used in calculating income for payroll purposes.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus (2) ($)	Stock Awards (3) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)	Total (1) ($)
T. Paul Bulmahn Chairman and Chief Executive Officer	2008 2007 2006	654,167 503,333 490,000	2,914,320 1,625,000 980,000	3,362,642 2,673,691 3,407,475	— — —	— — —	9,200 9,000 8,800	6,940,329 4,811,024 4,886,275

Leland E. Tate President (6)	2008 2007 2006	454,088 405,904 346,404	1,050,579 416,500 35,415	644,677 188,744 601,812	28,658 52,088 82,469	— — 32,204	9,200 9,000 8,800	2,187,201 1,072,236 1,107,104

George R. Morris Chief Operating Officer (6)	2008	288,846	76,891	607,772	149,877	—	9,200	1,132,586

Albert L. Reese, Jr. Chief Financial Officer	2008 2007 2006	293,943 256,840 227,819	81,214 416,249 23,732	533,909 126,828 398,234	38,086 26,044 41,234	— — 32,204	9,200 9,000 8,800	956,352 834,961 732,023

Keith R. Godwin Chief Accounting Officer	2008 2007 2006	286,832 250,626 213,945	85,527 391,795 22,496	505,828 118,488 371,713	42,611 32,555 51,543	— — 32,204	9,200 9,000 8,557	929,998 802,464 700,458

(1)	Total compensation, as reflected in this column, includes the dollar value recognized in the indicated year as compensation expense for financial statement reporting purposes of restricted shares and options awarded in that year or earlier years, computed in accordance with FAS123R. These FAS123R calculations are not reflective of actual income realized by an executive during a given year. See footnote (3) below for further detail.
(2)	The bonus amounts shown include bonuses awarded and paid mid-year 2008 under the All-Employee Bonus Policy and bonuses paid in January 2009, for 2008 performance. See the discussion under the caption “Annual Bonus” in the Compensation Discussion and Analysis on page 23 of this proxy statement.
(3)

Represents the dollar value recognized in the indicated year as compensation expense for financial statement reporting purposes of restricted shares and options awarded in that year or earlier years, computed in accordance with FAS 123R, as required by applicable regulations. In accordance with FAS 123R, the dollar values shown in these columns have been derived from closing prices for ATP’s Common Stock on the grant dates of the awards, which range from $57.35 to $5.28 per share. However, the 69,284 restricted shares awarded on January 1, 2008 to Mr. Bulmahn, for example, had a value of $405,311 on December 31, 2008, as opposed to the value shown in the Stock Award column. On December 31, 2008, the closing price for ATP Common Stock on the NASDAQ Global Select Market was $5.85 per share. See Note 8 to the Notes to Consolidated Financial Statements in ATP’s Annual Report on Form 10-K for a description of the assumptions made in the valuation of the restricted shares and options.

(4)	Amounts shown for 2006 represent the value of a 2006 Volvo S60 awarded in 2006 to all officers and employees, except Mr. Bulmahn (who was at that time the President of ATP), due to achievement of the following company targets during the period beginning on January 1, 2005 and ending March 31, 2006:

•	Recorded an overall company production rate of 160 MMcfe/day prior to March 31, 2006.

•	Brought to production the U.S. deepwater project at Mississippi Canyon Block 711.

•	Completed five additional Gulf of Mexico projects: West Cameron 432, Matagorda Island 709 A4, High Island 74, Brazos Area 578, and South Marsh Island 166.

•	Brought to production its first project in the Netherlands, Block L-06.

•	Secured approval of the Field Development Plan (“FDP”) and brought to production the U.K. project at Tors in less than nine months from the issuance of the FDP approval.

•	Acquired interests in 34 Gulf of Mexico properties.

•	Replaced 2005 production with proved reserves by 1,367%.

(5)	Consists of matching contributions to ATP’s 401(k) savings plan.
(6)	Mr. Morris became Chief Operating Officer on May 21, 2008. Prior thereto, he served as Vice President—Acquisitions since October 2007. Mr. Tate became President on May 21, 2008. Prior thereto, he served as Sr. Vice President—Operations from 2000 to 2003 and Chief Operating Officer since 2003.

Grants of Plan-Based Awards Table

Fiscal Year 2008

The following table sets forth information concerning individual grants of awards made under any plan to any of ATP’s Named Executive Officers for the year ended December 31, 2008.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant date fair value of stock and option awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($) (1)
T. Paul Bulmahn	01-01-08	—	—	—	69,284	—	—	3,501,613
Leland E. Tate	—	—	—	—	—	—	—	—
George R. Morris	07-29-08	—	—	—	—	14,000	27.72	136,084
	07-29-08	—	—	—	7,000	—	—	194,040
	12-29-08	—	—		—	16,000	5.28	40,993
	03-20-08	—	—	28,000	—	—	—	—
Albert L. Reese, Jr.	07-29-08	—	—	—	—	12,500	27.72	121,504
	07-29-08	—	—	—	6,000	—	—	166,320
	12-29-08	—	—	—	—	15,500	5.28	39,654
	03-20-08	—	—	28,000	—	—	—	—
Keith R. Godwin	07-29-08	—	—	—	—	13,000	27.72	126,364
	07-29-08	—	—	—	6,000	—	—	166,320
	12-29-08	—	—	—	—	15,000	5.28	38,375
	03-20-08	—	—	28,000	—	—	—	—

(1)	Represents the maximum amount payable pursuant to ATP’s “Home Sweet Home” Challenge if the performance targets described on page 25 are met. During August and September 2008, hurricanes Gustav and Ike impacted ATP’s development schedule at the Telemark Hub. As a result of the worldwide economic downturn and the decline in commodity prices, ATP determined to defer some of its capital expenditures. While ATP has monetized some of its assets and reduced its outstanding debt, it is likely that these targets will not be met.

(2)	The vesting dates for these awards are set forth in the Outstanding Equity Awards table on page 33.
(3)	Represents the dollar value recognized as compensation expense for financial statement reporting purposes of restricted stock and options awarded in 2008, computed in accordance with FAS 123R, as required by applicable regulations. The valuation for restricted stock, pursuant to FAS 123R, is based on the closing price for our Common Stock on the grant date. The closing prices on the NASDAQ Global Select Market for ATP Common Stock on July 29, 2008 and December 29, 2008 were $27.72 per share and $5.28 per share, respectively. The NASDAQ Global Select Market was closed on January 1, 2008, the date of Mr. Bulmahn’s award. We have, therefore, utilized the $50.54 per share closing price for ATP Common Stock on December 31, 2007, the last trading day prior to January 1, 2008. The valuation for options, pursuant to FAS 123R, is determined in accordance with a technical statistical valuation methodology.

2000 Stock Plan

ATP’s Board and shareholders adopted the 2000 Stock Plan to provide directors, employees and consultants of ATP and its subsidiaries additional incentive and reward opportunities designed to enhance the profitable growth of the company. The plan provides for the granting of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, options that do not constitute incentive stock options, and restricted stock awards. The plan is administered by the Compensation Committee of the Board. No awards under the plan may be granted after February 5, 2011. The plan will remain in effect until all awards granted under the plan have been satisfied or expired. The Board in its discretion may terminate the plan at any time with respect to any shares of Common Stock for which awards have not been granted. The awards shown in the Grants of Plan-Based Awards Table were made pursuant to this plan.

The number of shares of Common Stock that may be issued under the plan will not exceed 4,000,000 shares, subject to adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in ATP’s capital structure. Shares of Common Stock attributable to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards. The maximum number of shares of Common Stock that may be subject to awards granted under the plan to any one individual during the term of the plan will not exceed 50% of the aggregate number of shares that may be issued under the plan. The price at which a share of Common Stock may be purchased upon exercise of an option granted under the plan will be determined by the Compensation Committee but (a) in the case of an incentive stock option, such purchase price will not be less than the fair market value of a share of Common Stock on the date such option is granted, and (b) in the case of an option that does not constitute an incentive stock option, such purchase price will not be less than 50% of the fair market value of a share of Common Stock on the date such option is granted.

Shares of Common Stock that are the subject of a restricted stock award under the plan will be subject to restrictions on disposition by the holder of such award and an obligation of such holder to forfeit and surrender the shares under certain circumstances. The restrictions will be determined by the Compensation Committee in its sole discretion, and the Compensation Committee may provide that the restrictions will lapse upon (a) the attainment of one or more performance targets established by the Compensation Committee, (b) the award holder’s continued employment with ATP or continued service as a consultant or director for a specified period of time, (c) the occurrence of any event or the satisfaction of any other condition specified by the Compensation Committee in its sole discretion, or (d) a combination of any of the foregoing.

The plan may be amended, other than to increase the maximum aggregate number of shares that may be issued under the plan or to change the class of individuals eligible to receive awards under the plan, by the Board without the consent of ATP’s shareholders. No change in any award previously granted under the plan may be made which would impair the rights of the holder of such award without the approval of the holder.

All-Employee Bonus Policy

The All-Employee Bonus Policy is a bonus program designed to benefit all employees based upon ATP’s overall performance. The amount available for each employee under this program is based upon a formula that considers employee performance, length of service to ATP and relative base compensation. Each employee is eligible to participate in the program allocations effective the first day of the month following the employee’s date of employment with ATP. There are certain restrictions related to payment of an employee’s allocation from the program within their first year of employment.

Discretionary Employee Bonus Policy

The purpose of the Discretionary Employee Bonus Policy is to compensate employees who demonstrate exemplary performance. It is discretionary in amount, in addition to employee compensation and participation in any other benefits offered to employees, and is open to all employees regardless of tenure, title, or responsibility.

Employment Agreements

On December 29, 2005, ATP entered into employment contracts with each of the Named Executive Officers (other than Mr. Morris), among others. On May 21, 2008, ATP entered into an employment contract with Mr. Morris (the employment contracts of the Named Executive Officers are hereafter collectively referred to as the “Employment Agreements”). Except as provided below with respect to ATP’s Chief Executive Officer, the following terms of the Employment Agreements are the same for each of the Named Executive Officers. Each Named Executive Officer’s remuneration is agreed to be his current base salary at the time of entering into the Employment Agreement, with an opportunity to participate in ATP’s bonus and stock-based compensation plans. The Employment Agreements expire on November 30, 2009 (other than that of Mr. Morris, which expires on April 30, 2011), unless sooner terminated by either the Named Executive Officer or ATP, and further provide for automatic extensions of additional one-year periods. Termination of employment of each Named Executive Officer may occur at any point with or without Cause (as defined in the Employment Agreements). Upon termination of employment for any reason, the Named Executive Officer will be entitled to receive salary through the Date of Termination (as defined in the Employment Agreements), plus accrued but unpaid vacation and any other payments or benefits to be provided to the Named Executive Officer pursuant to any employee benefit plans or arrangements adopted by ATP, to the extent such payments and benefits are earned and vested as of the Date of Termination. Should termination of employment occur due to death or disability, then such Named Executive Officer will receive all of the above compensation, plus a pro rata bonus payment determined in accordance with the Employment Agreement, and immediate vesting in outstanding Restricted Stock awarded in conjunction with the Employment Agreement (the value of which for each Named Executive Officer is set forth below).

Should termination of employment occur without Cause (as defined in the Employment Agreement) or by the Employee for Good Reason (as defined in the Employment Agreement), each affected Named Executive Officer will be entitled to salary through the end of the term of the Employment Agreement, plus a pro rata bonus payment determined in accordance with the Employment Agreement, immediate vesting in outstanding Restricted Stock awarded in conjunction with the Employment Agreement and one year of continued medical, dental, life and disability benefits for the Named Executive Officer, spouse and eligible dependents, at the same cost and under the same terms as active employees. Should termination of employment occur at or during the twelve months subsequent to a change in control, then each affected Named Executive Officer will be entitled to a lump sum payment equal to 1.5 times the Named Executive Officer’s salary, plus a pro rata bonus payment determined in accordance with the Employment Agreement, immediate vesting in outstanding Restricted Stock awarded in conjunction with the Employment Agreement and one year of continued medical, dental, life and disability benefits for the Named Executive Officer, spouse and eligible dependents at the same cost and under the same terms as active employees. Further, the Named Executive Officer would be compensated for adverse tax consequences under section 4999 of the Internal Revenue Code of 1986, if any, for the payments made under the Employment Agreement, including but not limited to excise taxes, penalties, fines and interest.

Generally, pursuant to the Employment Agreements, a change in control is deemed to occur:

•	if any person acquires 25% or more of ATP’s voting securities (other than securities acquired directly from ATP or its affiliates);

•	if a majority of the directors of ATP are replaced other than in specific circumstances;

•

upon the consummation of a merger of ATP other than (a) a merger that would result in the voting securities of ATP outstanding immediately prior to the merger continuing to represent a majority of the voting power of the securities of the surviving entity after such merger, or (b) a merger effected to implement a recapitalization of ATP in which no person acquires more than 25% of the combined voting power of ATP’s then outstanding securities; or

•	upon the liquidation or sale of 50% or more of ATP’s assets.

Each Employment Agreement obligates the Named Executive Officer to maintain the confidentiality of ATP’s confidential and proprietary information. In addition, each Named Executive Officer is obligated, during the term of his Employment Agreement and for one year after separation from employment with ATP, not to:

•	utilize any trade secrets acquired or developed while employed by ATP;

•	engage as an employee, a partner, agent, manager, officer or director in the acquisition and development of marginal oil and gas fields in the Gulf of Mexico or the North Sea; or

•	pursue properties or projects that ATP has evaluated or acquired.

The Employment Agreement with Mr. Bulmahn, Chief Executive Officer of ATP, provides for terms similar to those described above, except that Mr. Bulmahn’s Employment Agreement provides for a minimum target bonus opportunity of 65% of his annual base salary. Further, in the event of a change in control, Mr. Bulmahn will receive a lump sum payment equal to 2.99 times his salary, plus a pro rata incentive compensation payment determined in accordance with the Employment Agreement, immediate vesting in outstanding Restricted Stock awarded in conjunction with the Employment Agreement, and three years of continued medical, dental, life, and disability benefits for himself and eligible dependents at the same cost and under the same terms as active employees. His Employment Agreement also provides for outplacement services for one year following termination for Good Reason, termination without Cause or upon a change in control.

Potential Payments upon Termination or Change in Control

The following table presents the estimated amounts payable pursuant to the Employment Agreements to the Named Executive Officers assuming (i) termination of employment without cause or for good reason by the executive, or (ii) a change in control occurred on December 31, 2008. The actual amounts to be paid with respect to each such person can only be determined at the time of the executive’s separation from ATP. In addition to the cash payments shown in the table below, upon the occurrence of any of the events listed in the table, or upon death or disability of the Named Executive Officer, all unvested restricted shares of Common Stock previously awarded to each Named Executive Officer would vest. The value of the unvested restricted shares as of December 31, 2008, was $490,441, $134,550, $141,863, $140,400 and $134,550 for Messrs. Bulmahn, Tate, Morris, Reese and Godwin, respectively (based on the $5.85 per share closing price for ATP’s Common Stock on the NASDAQ Global Select Market on that date). In addition, upon change of control as defined in the ATP 2000 Stock Plan, all unvested stock options previously awarded to each Named Executive Officer would vest, as they would for all employees. Because the exercise price of the majority of their outstanding unvested stock options exceeded the closing price for ATP’s Common Stock on December 31, 2008, the value of the unvested stock options as of December 31, 2008, was $9,120 (Mr. Morris), $8,835 (Mr. Reese), and $8,550 (Mr. Godwin) (all based on the $5.85 per share closing price for ATP’s Common Stock on the NASDAQ Global Select Market on that date). These non-cash amounts are not reflected in the table below.

Potential Payments Upon Termination

or a Change in Control

as of December 31, 2008

Name	Change in Control Lump Sum Payment (1) ($)	Termination Without Cause or for Good Reason Lump Sum Payment (1) ($)	Change in Control and Termination Without Cause or for Good Reasons Benefits (2) ($)	Outplacement Services (3) ($)	Tax Gross-up Payment (4) ($)
T. Paul Bulmahn	10,833,972	651,311	48,452	75,000	229,093
Leland E. Tate	2,329,723	414,881	3,617	—	—
George R. Morris	690,582	355,863	41,262	—	—
Albert L. Reese, Jr.	636,432	318,037	34,085	—	—
Keith R. Godwin	637,936	315,775	41,262	—	—

(1)	This payment would be based on annual base salary rates for each Named Executive Officer as of December 31, 2008 and assumes no bonus payments after December 31, 2008. If a change in control were to occur mid-year rather than on December 31, each of the Named Executive Officers would also be entitled to a pro-rata portion of his incentive compensation for the year in which the change occurred. The above calculations do not include actual salary and bonus paid or awarded for 2008, which are set forth in the Summary Compensation Table on page 27.
(2)	Represents the aggregate estimated value of the health, dental, life and disability insurance benefits as of December 31, 2008, which would be paid monthly over a three-year period for Mr. Bulmahn and a 12-month period for the other Named Executive Officers.
(3)	Upon the occurrence of any of the events listed in the table, or upon disability, Mr. Bulmahn would receive outplacement services for one year, with an estimated value of $75,000.
(4)	Assuming termination and a change in control occurred on December 31, 2008, Mr. Bulmahn would be entitled to the respective estimated payments set forth in the table above as compensation for amounts payable under section 4999 of the Internal Revenue Code of 1986. This estimated amount is based on a section 4999 excise tax rate of 20% and a 35% federal income tax rate. Based on the amounts in the table above, no other Named Executive Officer would have any section 4999 liability and, therefore no other named Executive Officer would receive compensation in this regard.

Outstanding Equity Awards

The following table presents information concerning outstanding equity awards held by the Named Executive Officers as of December 31, 2008.

Outstanding Equity Awards At Fiscal Year End

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#) (1)		Market Value of Shares of Stock That Have Not Vested (2) ($)
T. Paul Bulmahn	—	—		—	—	83,836	(3)	490,441
Leland E. Tate	30,000	10,000	(4)	20.49	May 12, 2010	23,000	(5)	134,550
George R. Morris	3,750	11,250	(6)	57.31	Oct. 31, 2012	11,250	(7)	65,813
	—	—		—	—	6,000	(5)	35,100
	—	14,000	(8)	27.72	Aug. 1, 2013	7,000	(9)	40,950
	—	16,000	(10)	5.28	Dec. 31, 2013	—		—
Albert L. Reese, Jr.	15,000	5,000	(4)	20.49	May 12, 2010	18,000	(5)	105,300
	—	12,500	(8)	27.72	Aug. 1, 2013	6,000	(9)	35,100
	—	15,500	(10)	5.28	Dec. 31, 2013	—		—
Keith R. Godwin	18,750	6,250	(4)	20.49	May 12, 2010	17,000	(5)	99,450
	—	13,000	(8)	27.72	Aug. 1, 2013	6,000	(9)	35,100
	—	15,000	(10)	5.28	Dec. 31, 2013	—		—

(1)	All options and restricted stock will vest earlier than the dates indicated upon a Corporate Change as defined in ATP’s 2000 Stock Plan.
(2)	Based on the closing price on the NASDAQ Global Select Market for ATP Common Stock on December 31, 2008 ($5.85 per share).
(3)	These stock award shares vest as follows: 34,642 on January 1, 2009; 14,552 on November 1, 2009; and 17,321 on each of January 1, 2010 and 2011.
(4)	These options vest on July 1, 2009.
(5)	These stock award shares vest as follows: 1/4 on each of January 1, 2009 and January 1, 2010; and 1/2 on January 1, 2011.
(6)	These options vest as follows: 1/3 on each of November 1, 2009, 2010 and 2011.
(7)	These stock award shares vest as follows: 1/3 on December 1, 2009, and 2/3 on December 1, 2010.
(8)	These options vest as follows: 1/4 on each of each of August 1, 2009, 2010, 2011 and 2012.
(9)	These stock award shares vest as follows: 1/4 on each of August 1, 2009 and 2010, and 1/2 on August 1, 2011.
(10)	These the options vest as follows: 1/4 on each of January 1, 2010, 2011, 2012 and 2013.

Stock Option Exercises and Fiscal Year-End Values

The following table contains information with respect to the value of stock awards that vested, and the number of options exercised and the value realized from exercised options, for each of the Named Executive Officers, during the year ended December 31, 2008.

Option Exercises and Stock Vested

Fiscal Year 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
T. Paul Bulmahn	—	—	32,500 14,552	184,448 175,206	(1) (2)
Leland E. Tate	—	—	5,740	30,078	(1)
George R. Morris	—	—	3,750	19,650	(1)
Albert L. Reese, Jr.	—	—	3,799	19,907	(1)
Keith R. Godwin	—	—	3,546	18,576	(1)

(1)	These shares vested on December 1, 2008. Value is based on the closing price on the NASDAQ Global Select Market for ATP Common Stock on December 1, 2008 ($5.24 per share).
(2)	These shares vested on November 1, 2008. Value is based on the closing price on the NASDAQ Global Select Market for ATP Common Stock on October 31, 2008 ($12.04 per share) the last business day prior to the vesting date, which occurred on a weekend.

Securities Authorized for Issuance under Equity Compensation Plans

The following table includes information regarding ATP’s equity compensation plans as of the year ended December 31, 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	1,405,355	$26.19	667,885
Equity compensation plans not approved by security holders	—	—	—

	1,405,355		667,885

Compensation Committee Interlocks and Insider Participation

None of ATP’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of ATP’s Board or the Compensation Committee. No person who was an officer or employee of ATP or any of its subsidiaries in 2008, or in prior years, served as a member of ATP’s Compensation Committee in 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires ATP’s executive officers, directors and persons who beneficially own more than 10% of the Common Stock to file reports of ownership and changes in ownership of the Common Stock with the SEC and to furnish ATP with copies of all Section 16(a) forms they file.

Based on ATP’s review of the Section 16(a) filings that have been received by ATP, ATP has determined that none of those Section 16(a) filings were filed following the date required under such section.

Shareholder Proposals and Director Nominations

Shareholders may propose matters to be presented at future shareholders’ meetings and may also nominate persons for election as Directors. Formal procedures exist for such proposals and nominations.

Any shareholder desiring to present a proposal for inclusion in ATP’s proxy materials for the Annual Meeting of Shareholders to be held in 2010 (the “2010 Annual Meeting”) must present the proposal to the Secretary of ATP not later than December 28, 2009. Only those proposals that comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, will be included in ATP’s proxy materials for the 2010 Annual Meeting.

If a shareholder desires to nominate a director or bring a matter before an annual meeting and the proposal is submitted outside the process of Rule 14a-8, such proposal must be made in compliance with ATP’s bylaws. ATP’s bylaws provide generally that such nomination or proposal must be delivered in writing to the Corporate Secretary of ATP at least 90 but no more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting of Shareholders, in order to be considered timely, subject to compliance with any other applicable provisions of ATP’s bylaws. Therefore, shareholders who wish to nominate directors or to bring business before the 2010 Annual Meeting outside of the process of Rule 14a-8 as described above must notify ATP not earlier than February 5, 2010 nor later than March 8, 2010. The chairman of the meeting may determine that any proposal for which ATP did not receive timely notice shall not be considered at the meeting. If in the discretion of such chairman any such proposal is to be considered at the meeting, the persons designated in ATP’s proxy materials will be granted discretionary authority with respect to the untimely shareholder proposal.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by ATP under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled “Report of the Compensation Committee,” and “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) as well as the annexes to this Proxy Statement, will not be deemed incorporated unless specifically provided otherwise in such filing nor will it be deemed to be “soliciting material” or to be “filed” with the SEC. Information contained on or connected to ATP’s website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that ATP makes with the SEC.

Other Matters

The Board is not aware of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons named in the proxy.

By Order of the Board of Directors,

ISABEL M. PLUME

Corporate Secretary

April 28, 2009

APPENDIX A

ATP OIL & GAS CORPORATION

2009 STOCK PLAN

I. PURPOSE

The purpose of the ATP OIL & GAS CORPORATION 2009 STOCK PLAN (the “Plan”) is to provide a means through which ATP OIL & GAS CORPORATION, a Texas corporation ( the “Company”), and its subsidiaries may attract able persons to serve as directors or consultants, or to enter the employ of the Company or its subsidiaries and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its subsidiaries rest, and whose present and potential contributions to the welfare of the Company and its subsidiaries are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its subsidiaries. A further purpose of the Plan is to provide such individuals with the additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its subsidiaries. Accordingly, the Plan provides for granting awards of Incentive Stock Options, options that do not constitute Incentive Stock Options, Restricted Stock Awards, Restricted Stock Bonus Awards, Performance Share Bonus Awards, Stock Appreciation Rights or any combination of the foregoing, as is best suited to the circumstances of the particular employee, consultant or director as provided herein.

II. DEFINITIONS

The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

a)	“Award” means any of Incentive Stock Options, Stock Options, Restricted Stock Awards, Restricted Stock Bonus Awards, Performance Share Bonus Awards, or Stock Appreciation Rights (all as further defined in this Article II) granted pursuant to the provisions of the Plan. Awards shall not be affected, except as required by law, by a change of Eligibility Status so long as the Holder is in Continuous Service to the Company.

b)	“Board” mean the Board of Directors of the Company.

c)	“Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

d)	“Committee” means the Compensation Committee of the Board as provided in Paragraph IV.a).

e)	“Common Stock” means the common stock, par value $.001 per share, of the Company, or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Paragraph VIII.

f)	“Company” means ATP OIL & GAS CORPORATION, a Texas corporation.

g)	“Consultant” means any person who is not an Employee or a Director and who is compensated for providing advisory or consulting services to the Company or any Related Corporation.

h)	“Continuous Service” means the absence of any interruption or termination of service as a Director, Employee or Consultant. Continuous Service shall not be considered interrupted in the case of (i) sick leave; (ii) military leave; (iii) any other leave of absence as approved by the

i)	Board or the Chief Executive Officer of the Company provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) in the case of transfers between locations of the Company or between the Company, its Related Corporations or its successor.

j)	“Director” means an individual elected to the Board by the shareholders of the Company or by the Board under applicable corporate law who is serving on the Board on the date the Plan is adopted by the Board or is elected to the Board after such date.

k)	“Employee” means any person in an employment relationship with the Company or any Related Corporation.

l)	“Eligibility Status” means being a Director, Employee or Consultant at any given time.

m)	“Fair Market Value” means, as of any specified date, the mean of the high and low sales prices of the Common Stock (i) reported by the National Market System of NASDAQ on that date or (ii) if the Common Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date; or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock are so reported. If the Common Stock is traded over the counter at the time determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Common Stock on the most recent date on which Common Stock was publicly traded. In the event Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such a manner as it deems appropriate.

n)	“Forfeiture Restriction” shall have the meaning assigned to such term in Paragraph VII.b) of the Plan

o)	“Holder” means an Employee, Consultant, or Director who has been granted an Award.

p)	“Incentive Stock Option” or “ISO” means an incentive stock option within the meaning of section 422 of the Code, granted in accordance with Paragraph VII.a) of the Plan.

q)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

r)	“Option” means an Award granted in accordance with Paragraph VII.a) of the Plan, including both Incentive Stock Options and Stock Options.

s)	“Option Agreement” means a written agreement between the Company and a Holder with respect to an Option.

t)	“Performance Share Bonus Award” means a grant of shares of Common Stock not requiring a Holder to pay any amount of monetary consideration and which grant is awarded in accordance with Paragraph VII.d) of the Plan.

u)	“Performance Share Bonus Award Agreement” means a written agreement between the Company and a Holder with respect to a Performance Share Bonus Award.

v)	“Plan” means this ATP Oil & Gas Corporation 2009 Stock Plan, as amended from time to time.

w)	“Related Corporation” means any parent corporation or subsidiary corporation (as such terms are defined in section 424 of the Code) of the Company.

x)	“Restricted Stock Award” means an Award granted in accordance with Paragraph VII.b) of the Plan, comprised of shares of Common Stock issued with the restriction that the Holder may not sell, transfer, pledge, or assign such Common Stock and with such other restrictions as the Committee, in its sole discretion, may impose, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may determine.

y)	“Restricted Stock Agreement” means a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

z)

“Restricted Stock Bonus Award” means a grant of shares of Common Stock [(i) issued with the restriction that the Holder may not sell, transfer, pledge, or assign such Common Stock and with such other restrictions as the Committee, in its sole discretion, may impose, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may determine, and ](ii) not requiring a Holder to pay any amount of monetary consideration and which grant is awarded in accordance with Paragraph VII.c) of the Plan.

aa)	“Restricted Stock Bonus Award Agreement” means a written agreement between the Company and a Holder with respect to a Restricted Stock Bonus Award.

bb)	“Rule 16b-3” means SEC Rule 16b-3 promulgated under the 1934 Act, as such may be amended from time to time, and any successor rule, regulation or statue fulfilling the same or a similar function.

cc)	“Section 16 Reporting Officers” means officers of the Company subject to Section 16 a of the 1934 Securities Exchange Act, as amended.

dd)	“Stock Appreciation Right” shall have the meaning assigned to such term in Paragraph VII. of the Plan.

ee)	“Stock Option” means any right granted to a Holder under Paragraph VII.a) of the Plan allowing such Holder to purchase Common Stock at such price or prices and during such period as the Committee may determine, and which options do not constitute Incentive Stock Options.

ff)	“Ten Percent Shareholder” shall have the meaning assigned to such term in clause 3.C of Paragraph VII.a) of the Plan.

III. EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall become effective upon the date of its adoption by the Board, provided that the Plan is approved by the shareholders of the Company within twelve months thereafter. Notwithstanding any provision in the Plan or in any agreement for an Award of any kind, no part of any Award shall vest or be exercisable prior to such shareholder approval. No further Awards may be granted under the Plan after ten (10) years from the date the Plan is adopted by the Board. The Plan shall remain in effect until all Awards have been satisfied, expired, vested or forfeited.

IV. ADMINISTRATION

a)	Composition of Committee. The Plan shall be administered by the Compensation Committee, a committee of, and appointed by, the Board that shall be comprised solely of two or more outside Directors (within the meaning of the term “outside directors” as used in section 162(m) of the Code and applicable interpretive authority thereunder and within the meaning of “Non-Employee Director” as defined in Rule 16b-3).

b)	Powers. Subject to the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine which Employees, Consultants, or Directors shall receive an Award, the time or times when such Award shall be made, the type of an Award it shall be, and the number of shares or share equivalents to be subject to each Award. In making such determinations, the Committee shall take into account the nature of the services rendered by the respective Employees, Consultants, or Directors, their present and potential contribution to the Company’s success and such other factors as the Committee in its discretion shall deem relevant. The Committee may delegate to the Company’s Chief Executive Officer the authority to make such determinations and Awards for all Awards to employees and officers except Section 16 Reporting Officers. To the extent that the Committee delegates such authority to the Chief Executive Officer, references in this Plan to the Committee shall be deemed to include such delegatee acting in accordance with the limitations of such delegation.

c)

Additional Powers.  The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the respective agreements executed hereunder, to prescribe rules and regulations relating to the Plan, and to determine the terms, restrictions and provision of the agreement relating to each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Paragraph IV. shall be conclusive.

V. SHARES SUBJECT TO THE PLAN; GRANT OF AWARDS

a)	Shares Subject to the Plan and Award Limits. Subject to adjustment in the same manner as provided in Paragraph VIII with respect to shares of Common Stock subject to Awards then outstanding, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed six million (6,000,000) shares. Shares shall be deemed to have been issued under the Plan only (i) to the extent actually issued and delivered pursuant to an Award or (ii) to the extent an Award is settled in cash. To the extent that an Award lapses or the rights of its Holder terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Plan. Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Common Stock that may be subject to Awards granted to any one individual during the term of the Plan may not exceed 50% of the aggregate number of shares of Common Stock that may be issued under the Plan as adjusted from time to time in accordance with the provisions of the Plan. The limitation set forth in the preceding sentence shall be applied in a manner that will permit compensation generated under the Plan to constitute “performance-based” compensation for purposes of section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject of Options that are canceled or repriced.

b)	Grant of Awards. The Committee may from time to time grant Awards to one or more Employees, Consultants, or Directors determined to be eligible for participation in the Plan in accordance with the terms of the Plan.

c)	Stock Offered. Subject to the limitations set forth in Paragraph V.a), the stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares that remain unissued and that are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

VI. ELIGIBILITY

Awards may be granted only to persons who, at the time of grant, are Employees, Consultants, or Directors. Awards may be granted on more than one occasion to the same person, and, subject to the limitation set forth in the Plan, such Award may include any type of the various Awards or any combination thereof.

VII. PROVISIONS FOR AWARDS

a)	Stock Options: Each Option Award shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Incentive Stock Option under section 422 of the Code. Options will be designated as Stock Options or Incentive Stock Options at the time of grant. The terms and conditions of the respective Option Agreements need not be identical.

1.	Option Period. The term of each Option shall be as specified by the Committee at the date of grant. No Option will be exercisable after the expiration of its term.

2.	Vesting. Options with respect to shares of Common Stock awarded under the Option Agreement shall be exercisable pursuant to a vesting schedule to be determined by the Committee and set forth in the Holder’s Option Agreement. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee.

3.	Special Limitations on Incentive Stock Options.

a.	An Incentive Stock Option may be granted only to an individual who is an Employee at the time the Option is granted.

b.	To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its Related Corporations exceeds $100,000, such excess Incentive Stock Options shall be treated as Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Holder of such determination as soon as practicable after such determination.

c.	No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or of its Related Corporations, within the meaning of section 422(b)(6) of the Code (a “Ten Percent Shareholder”), unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant.

d.	An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Holder’s lifetime only by such Holder or the Holder’s guardian or legal representative.

4.	Termination of Holder’s Continuous Service. Each Option Agreement shall specify the effect of termination of (i) employment, (ii) the consulting or advisory relationship, or (iii) membership on the Board, as applicable on the exercisability of the Option.

5.

Option Price and Payment.  An Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such option price. Moreover, an Option Agreement may provide for a “cashless exercise” of the Option by establishing procedures satisfactory to the Committee with respect thereto. Further, an Option Agreement may provide for the surrender of the right to purchase shares under the Option in return for a payment in cash or shares of Common Stock or a combination of cash and shares of Common Stock equal in value to the excess of the Fair Market Value of the shares with respect to which the right to purchase is surrendered over the option price therefor (“Stock Appreciation Rights”), on such terms and conditions as the Committee in its sole discretion may prescribe. In the case of any such Stock Appreciation Right that is granted in connection with an Incentive Stock Option, such right shall be exercisable only when the Fair Market Value of the Common Stock exceeds the price specified therefor in the Option or the portion thereof to be surrendered and the other requirements of Treasury Regulation section 1.422-5(d)(3) are satisfied. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee but, subject to adjustment as provided in Paragraph VIII, (i) in the case of an Incentive Stock Option, such purchase price shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted, and (ii) in the case of a Stock Option, such purchase price shall not be less than 50% of the Fair Market Value of a share of Common Stock on the date such Option is granted; provided that if the purchase price for the Option is less than 100% of the Fair Market Value of a share of Common Stock on the date such Option is granted, the Option will not be exempt from Code section 409A. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company, as specified by the Committee. The purchase price of the Option or portion thereof shall be paid in full in the manner prescribed by the Committee. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for the exercise of any Stock Option.

6.	Stockholder Rights and Privileges. The Holder shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased under the Option and for which certificates of stock have been registered in the Holder’s name following the exercise of the Option.

7.	Options and Rights in Substitution for Stock Options Granted by Other Corporations. Options and Stock Appreciation Rights may be granted under the Plan from time to time in substitution for stock options held by individuals employed by corporations who become employees as a result of a merger or consolidation or other business combination of the employing corporation with the Company or any Related Corporation; provided that the requirements of Code section 409A are satisfied with respect to such newly issued Option.

b)	Restricted Stock Awards: At the time any Award is made under this Paragraph VII.b), the Company and the Holder shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate. The terms and conditions of Restricted Stock Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Agreements need not be identical.

1.	Forfeiture Restrictions to Be Established by the Committee. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Holder and an obligation of the Holder to forfeit and surrender the shares to the Company under certain circumstances (the “Forfeiture Restrictions”). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more performance targets established by the Committee that are based on (1) the price of a share of Common Stock, (2) the Company’s earnings per share, (3) the Company’s market share, (4) the market share of a business unit of the Company designated by the Committee, (5) the Company’s sales, (6) the sales of a business unit of the Company designated by the Committee, (7) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee, (8) the cash flow return on investment of the Company or any business unit of the Company designated by the Committee, (9) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Committee, (10) the economic value added, (11) the return on shareholders’ equity achieved by the Company, (12) the Holder’s continued employment with the Company or continued service as a Consultant or Director for a specified period of time, (13) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion, or (14) a combination of any of the foregoing. Each Restricted Stock Award may have different Forfeiture Restrictions, in the discretion of the Committee.

2.	Other Terms and Conditions. Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Holder of such Restricted Stock Award. The Holder shall have the right to receive dividends with respect to Common Stock subject to a Restricted Stock Award, to vote Common Stock subject thereto and to enjoy all other stockholder rights, except that (i) the Holder shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have expired, (ii) the Company shall retain custody of the stock until the Forfeiture Restrictions have expired, (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions have expired, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of employment or service as a Consultant or Director (by retirement, disability, death or otherwise) of a Holder prior to expiration of the Forfeiture Restrictions. Such additional terms, conditions or restrictions shall be set forth in a Restricted Stock Agreement made in conjunction with the Award.

3.	Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

4.	Committee’s Discretion to Accelerate Vesting of Restricted Stock Awards. The Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all Common Stock awarded to a Holder pursuant to a Restricted Stock Award and, upon such vesting, all restrictions applicable to such Restricted Stock Award shall terminate as of such date. Any action by the Committee pursuant to this Subparagraph may vary among individual Holders and may vary among the Restricted Stock Awards held by any individual Holder. Since the Company is a “publicly held corporation” (as defined in section 162(m) of the Code and applicable interpretive authority thereunder), the Committee may not take any action described in this Subparagraph with respect to a Restricted Stock Award that has been granted after such date to a “covered employee” (within the meaning of Treasury Regulation section 1.162-27(c)(2)) if such Award has been designed to meet the exception for performance-based compensation under section 162(m) of the Code.

5.	Termination of Holder’s Continuous Service. Each Restricted Stock Agreement shall specify the effect of termination of (i) employment, (ii) the consulting or advisory relationship, or (iii) membership on the Board, as applicable on the exercisability of the Restricted Stock Award.

c)	Restricted Stock Bonus Awards: At the time any Award is made under this Paragraph VII.c), the Company and the Holder shall enter into a Restricted Stock Bonus Award Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate. Restricted Stock Bonus Awards shall be paid by the Company in shares of the Common Stock of the Company. The terms and conditions of Restricted Stock Bonus Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Bonus Award Agreements need not be identical, but each Restricted Stock Bonus Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

1.

Consideration. A Restricted Stock Bonus Award may be awarded in consideration for past services actually rendered to the Company or a Related Corporation for its benefit; provided, however, that in the case of a Restricted Stock Bonus Award to be made to a new Employee or

Consultant who has not performed prior services for the Company, the Company shall require such consideration to be paid as will ensure compliance with the Texas Business Corporation Act or the Texas Business Organizations Code, as applicable.

2.	Vesting. Shares of Common Stock awarded under the Restricted Stock Bonus Award Agreement shall be subject to a share reacquisition right in favor of the Company in accordance with a vesting schedule to be determined by the Committee and set forth in the Holder’s Restricted Stock Bonus Award Agreement. If vesting is based on the Holder’s Continuous Service, such Restricted Stock Bonus Award shall not fully vest in less than three (3) years. Notwithstanding the foregoing, the vesting of a Restricted Stock Bonus Award may be conditioned or accelerated upon the achievement of performance criteria as determined by the Committee.

3.	Termination of Holder’s Continuous Service. In the event a Holder’s Continuous Service terminates, the Company shall automatically reacquire without cost any or all of the shares of Common Stock held by the Holder that have not vested as of the date of termination under the terms of the Restricted Stock Bonus Award Agreement.

4.	Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Bonus Agreement shall be transferable by the Holder only upon such terms and conditions as are set forth in the Restricted Stock Bonus Award Agreement, as the Committee shall determine in its discretion, so long as Common Stock awarded under the Restricted Stock Bonus Award Agreement remains subject to the terms of the Restricted Stock Bonus Award Agreement.

d)	Performance Share Bonus Award: At the time any Award is made under this Paragraph VII.d), the Company and the Holder shall enter into a Performance Share Bonus Award Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate. Performance Share Bonus Awards shall be paid by the Company in cash or shares of the Common Stock of the Company, as determined by the Committee in its sole discretion. The terms and conditions of Performance Share Bonus Award Agreements may change from time to time, and the terms and conditions of separate Performance Share Bonus Award Agreements need not be identical, but each Performance Share Award Bonus Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

1.	Consideration. Performance Share Bonuses may be awarded in consideration for past services actually rendered to the Company or a Related Corporation for its benefit. In the event that Performance Share Bonuses are granted to a new Employee or Consultant who has not performed prior services for the Company, the Performance Share Bonus will not be awarded until the Committee determines that such person has rendered services to the Company for a sufficient period of time to ensure proper issuance of the shares in compliance with the Texas Business Corporation Act or the Texas Business Organizations Code, as applicable.

2.	Vesting. Vesting shall be based on the achievement of certain performance criteria, whether financial, transactional or otherwise, as determined by the Committee. Vesting shall be subject to the Performance Share Bonus Award Agreement. Generally, Performance Share Bonuses shall not fully vest in less than one (1) year. Notwithstanding the foregoing, the vesting of Performance Share Bonuses may be accelerated upon the achievement of performance criteria as determined by the Committee. Upon failure to meet performance criteria, shares of Common Stock awarded under the Performance Share Bonus Award Agreement shall be subject to a share reacquisition right in favor of the Company in accordance with a vesting schedule to be determined by the Committee.

3.	Termination of Holder’s Continuous Service. In the event a Holder’s Continuous Service terminates, the Company shall reacquire any or all of the shares of Common Stock held by the Holder that have not vested as of the date of termination under the terms of the Performance Share Bonus Award Agreement.

4.	Transferability. Rights to acquire shares of Common Stock under the Performance Share Bonus Award Agreement shall be transferable by the Holder only upon such terms and conditions as are set forth in the Performance Share Bonus Award Agreement, as the Committee shall determine in its discretion, so long as Common Stock awarded under the Performance Share Bonus Award Agreement remains subject to the terms of the Performance Share Bonus Award Agreement.

VIII. RECAPITALIZATION OR REORGANIZATION

a)	No Effect on Right or Power. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board, the Committee or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or any Related Corporation’s capital structure or its business, any merger or consolidation of the Company or any Related Corporation, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any Related Corporation or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

b)	Subdivision or Consolidation of Shares; Stock Dividends. The shares with respect to which Awards may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased. Any fractional share resulting from such adjustment shall be rounded up to the next whole share.

c)	Recapitalizations and Corporate Changes.

1.	If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “Recapitalization”), the number and class of shares of Common Stock covered by an Award theretofore granted shall be adjusted so that such Award shall thereafter cover the number and class of shares of stock and securities to which the Holder would have been entitled pursuant to the terms of the Recapitalization if, immediately prior to the Recapitalization, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Award.

2.	If the Company shall be a party to a merger or consolidation that results in at least 40% of the total voting power represented by the voting stock of the Company (or the successor to the Company) outstanding immediately after such merger or consolidation being owned or controlled (including, without limitation, the power to vote) by persons or entities other than the shareholders of the Company immediately prior to such merger or consolidation (a “Transaction”), then, except as provided in any Award Agreement, upon the consummation of such Transaction, all outstanding Awards shall immediately vest and become exercisable or satisfiable, as applicable, and any such outstanding Awards shall continue to be exercisable for the remainder of the applicable Award term.

3.

If (i) the Company shall not be the surviving entity in a merger or consolidation (or survives only as a subsidiary of an entity) other than a Transaction as described in the preceding sentence, (ii) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity, (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than

50% of the outstanding shares of the Company’s voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of Directors, the persons who were Directors of the Company before such election shall cease to constitute a majority of the Board (each such event is referred to in clauses (i), (ii), (iii), (iv) or (v) herein as a “Corporate Change”), then no later than (x) 10 days after the approval by the shareholders of the Company of such Corporate Change of the type described in clauses (i), (ii), (iii) or (v), or (y) 30 days after a Corporate Change of the type described in clause (iv), the Committee, acting in its sole discretion without the consent or approval of any Holder, shall effect one or more of the following alternatives, which alternatives may vary among individual Holders and which may vary among Awards held by any individual Holder:

A.	accelerate the time at which Awards then outstanding may be exercised so that such Awards may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all unexercised Awards and all rights of Holders thereunder shall terminate,

B.	require the mandatory surrender to the Company by selected Holders of some or all of the outstanding Awards held by such Holders (irrespective of whether such Awards are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and cause the Company to pay to each Holder an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph VIII.d) below (the “Change of Control Value”) of the shares subject to such Award over the exercise price(s) under such Awards for such shares,

C.	make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Awards then outstanding), or

D.	provide that the number and class of shares of Common Stock covered by an outstanding Award shall be adjusted so that such Award shall thereafter cover the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Holder would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Award.

d)	Change of Control Value. For the purposes of clause 3.B. in Subparagraph VIII.c) above, the “Change of Control Value” shall equal the amount determined in clause (i), (ii) or (iii), whichever is applicable, as follows: (i) the per share price offered to shareholders of the Company in any such merger, consolidation, sale of assets or dissolution transaction, (ii) the price per share offered to shareholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Options. In the event that the consideration offered to shareholders of the Company in any transaction described in this Subparagraph VIII.d) or Subparagraph VIII.c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

e)

Other Changes in the Common Stock.  In the event of changes in the outstanding Common Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to the holders of Common Stock occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph VIII., such Award and any agreement evidencing such Award shall be subject to adjustment by the Committee at its discretion as to the number and price of shares of Common Stock or other consideration subject to such Award. In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, the aggregate number of shares available under the Plan and the maximum number of shares that may be subject to Awards granted to any one individual may be appropriately adjusted by the Committee, whose determination shall be conclusive.

f)	Stockholder Action. Any adjustment provided for in the above Subparagraphs of this Paragraph VIII. shall be subject to any required stockholder action.

g)	No Adjustments unless Otherwise Provided. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

IX. AMENDMENT AND TERMINATION OF THE PLAN

a)	The Board shall have the authority to effect, at any time and from time to time, (i) the repricing of any outstanding Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Share Bonus Awards or Restricted Stock Bonus Awards under the Plan and/or (ii) with the consent of the affected Holders, the cancellation of any outstanding Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Share Bonus Awards or Restricted Stock Bonus Awards under the Plan and the grant in substitution therefor of new Awards under the Plan covering the same or a different number of shares of Common Stock. However (A) in the case of Options or Stock Appreciation Rights, the new Award granted in substitution for such outstanding Award shall have an exercise price per share not less than one hundred percent (100%) of the Fair Market Value on the new grant date and, (B) in the case of an Incentive Stock Option granted to a Ten Percent Shareholder (as described in Paragraph VII(a)(3) of the Plan), the new Award granted in substitution for such outstanding Award shall have an exercise price not less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the new grant date. Notwithstanding the foregoing, the Committee may grant an Option or a Stock Appreciation Right with an exercise price lower than that set forth above if such Option or Stock Appreciation Right is granted as part of a transaction to which Section 424(a) of the Code applies.

b)	Shares subject to an Option or a Stock Appreciation Right cancelled under this Paragraph IX. shall continue to be counted against the maximum award of Options and/or Stock Appreciation Rights permitted to be granted pursuant to Paragraph V.a) of the Plan. The repricing of an Option or a Stock Appreciation Right under this Paragraph IX., resulting in a reduction of the exercise price, shall be deemed to be a cancellation of the original Option or Stock Appreciation Right and the grant of a substitute Option or Stock Appreciation Right; in the event of such repricing, both the original and the substituted Options and/or Stock Appreciation Rights shall be counted against the maximum awards of Options and/or Stock Appreciation Rights permitted to be granted pursuant to Paragraph V.a) of the Plan. The provisions of this Paragraph IX.b) shall be applicable only to the extent required by Section 162(m) of the Code.

c)

The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in any Award theretofore granted may be made which would impair the rights of the Holder without the consent of the Holder, and provided, further, that the Board may not, without approval of the shareholders, amend the Plan to (a) increase the maximum aggregate number of shares that may be issued under the Plan or (b) change the class of individuals eligible to receive Awards under the Plan.

X. MISCELLANEOUS

a)	No Right to an Award. Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give an Employee, Consultant, or Director any right to be granted an Award hereunder except as may be evidenced by an Award Agreement. No Award Agreement shall be effective until duly signed on behalf of the Company and the Holder, and returned to the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.

b)	No Employment/Membership Rights Conferred. Nothing contained in the Plan shall (i) confer upon any Employee, Consultant or Director any right with respect to continuation of employment or of a consulting or advisory relationship with the Company or any Related Corporation or (ii) interfere in any way with the right of the Company or any Related Corporation to terminate his or her employment or consulting or advisory relationship at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board.

c)	Other Laws; Withholding. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules and regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules and regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be issued by the Company upon exercise of an Option or accepted by the Company in payment of the purchase price thereof; rather, a cash payment shall be provided for such amount as is necessary to effect the issuance and acceptance of only whole shares of Common Stock. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.

d)	No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Related Corporation from taking any corporate action which is deemed by the Company or such Related Corporation to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, Consultant, Director, beneficiary or other person shall have any claim against the Company or any Related Corporation as a result of any such action.

e)	Restrictions on Transfer. An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Paragraph VII.a)3.) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with the consent of the Committee.

Governing Law.  The Plan shall be construed in accordance with the laws of the State of Texas.

ANNUAL MEETING OF SHAREHOLDERS OF

ATP Oil & Gas Corporation

June 5, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card

are available at www.atpog.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20330300000000000000 3 060509

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
							FOR	AGAINST	ABSTAIN
1. To elect three Directors to serve until the 2012 Annual Meeting of Shareholders.					2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2009.	☐	☐	☐
		NOMINEES:
☐	FOR ALL NOMINEES	O	Mr. Burt A. Adams	to serve until 2012	3.	To approve the 2009 Stock Plan.	☐	☐	☐
		O	Mr. Arthur H. Dilly	to serve until 2012
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O	Lady Barbara Judge	to serve until 2012	4.	To transact such other business as may properly come before such meeting or any adjournment(s) or postponement(s) thereof.
☐	FOR ALL EXCEPT
	(See instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

You are cordially invited to attend the 2009 Annual Meeting of Shareholders (the “Annual Meeting”) of ATP Oil & Gas Corporation, a Texas corporation (the “Company”), which will be held on June 5, 2009 at 10:30 a.m., Central Time, at the offices of ATP Oil & Gas Corporation, 4600 Post Oak Place, Suite 203, Houston, Texas 77027.

Whether or not you plan to attend the Annual Meeting, we ask that you sign and return the enclosed proxy as promptly possible to ensure that your shares will be represented. A self-addressed envelope has been enclosed for your convenience. If you attend the meeting, you may withdraw any previously given proxy and vote your shares in person.

The proxy statement for our 2009 Annual Meeting of Shareholders, this proxy card, and our annual report on Form 10-K for the year ended December 31, 2008, are available on the Company’s website, www.atpog.com. From the homepage, link through the “Investor Info” page to the “Proxy Materials” page. Directions to attend the meeting and vote in person are also available on our website, www.atpog.com. From the homepage, link to the “Contact ATP” page, where you will find a link to a map to our Houston office.

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ATP Oil & Gas Corporation

Notice of Annual Meeting of Shareholders

To Be held June 5, 2009

The undersigned hereby appoint(s) T. Paul Bulmahn and Isabel M. Plume, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of ATP Oil & Gas Corporation that the undersigned would be entitled to cast if personally present at the 2009 Annual Meeting of Shareholders of the Company, and at any postponement or adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED AS TO ALL SHARES OF THE UNDERSIGNED FOR THE ELECTION OF ALL NOMINEES FOR THE DIRECTOR LISTED ON THE REVERSE SIDE; FOR PROPOSALS 2 AND 3; AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

(Continued and to be signed on the reverse side)

¢	14475	¢